As filed with the Securities and Exchange Commission on December 29, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SWEET SUCCESS ENTERPRISES, INC.

(Name of small business issuer in its charter)

Nevada	5141	54-2088620
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	I.D. Number)

1250 NE Loop 410, Suite 630

San Antonio, Texas 78209

(210) 824-2496

(Address and telephone number of principal executive offices)

1250 NE Loop 410, Suite 630

San Antonio, Texas 78209

(210) 824-2496

(Address of principal place of business or intended principal place of business)

William J. Gallagher

1250 NE Loop 410, Suite 630

San Antonio, Texas 78209

(210) 824-2496

(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire

5445 DTC Parkway, Suite 520

Greenwood Village, CO 80111

(303) 770-7254

(303) 770-7257 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.0001 par value	4,500,000 Shares	$.53	$2,385,000	$255.20

This registration statement registers the resale of shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion                                                 Dated December 29, 2006

Up to 4,500,000 shares of common stock

SWEET SUCCESS ENTERPRISES, INC.

This prospectus covers the resale by our selling stockholders of up to 4,500,000 shares upon conversion by the selling stockholders of promissory notes. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

Our common stock is quoted on the NASD’s over-the-counter Electronic Bulletin Board under the symbol “SWTS.” On December 27, 2006, the closing price of the common stock on the Bulletin Board was $ .53 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2006.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

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SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We produce, market and distribute a line of all-natural nutritional and functional beverages through approximately 500 retail and chain stores throughout the United States. In October 2006 we announced the shipment of our Power Blend product to approximately 2,500 GNC stores. Our products include beverages fortified with vitamins, minerals and other ingredients, in proprietary blends.

History

Sweet Success Enterprises, Inc., formerly New Bridge Reorganization Corp., was organized as a Nevada corporation in September 2001 in connection with the reorganization of its parent, New Bridge Products, Inc., which was originally incorporated in August 1995 as a manufacturer of mini-vans for the physically challenged and which filed a petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in December 2001. Our plan of reorganization was approved by the U.S. Bankruptcy Court for the District of Arizona in September 2002, and we were discharged from bankruptcy in October 2002.

In November 2002, we acquired all 4,000,000 shares of the issued and outstanding common stock of Beverage Acquisition Corporation for 2,750,000 shares of our common stock. In October 2002, we changed our name to Sweet Success Enterprises, Inc.

The Offering

Securities offered by our selling stockholders:	Up to 4,500,000 shares of common stock

Securities outstanding:	15,302,545 shares of common stock

Use of proceeds:	We will not receive any proceeds from the sale of the common stock offered by this prospectus.

We originally sought to register, on behalf of the selling stockholders, 10,000,000 shares of our common stock underlying promissory notes and 5,272,331 shares underlying warrants, all of which were issuable to our selling stockholders in accordance with their private placement subscription agreements. At the verbal request of certain of our selling stockholders, we are reducing the number of shares sought to be registered to 4,500,000 shares underlying the promissory notes and have not sought to register any of the 5,272,331 shares underlying the warrants. A number of the selling stockholders, however, have not agreed to allow us to register less than all of the shares required by the subscription agreements. Accordingly, we may be deemed to be in breach of the subscription agreements as a result of registering, without all of the selling stockholders’ consent, less than the total number of shares required to be registered under the subscription agreements. We can also give no assurance that we will not in the future seek to register the remaining shares required to be registered under the subscription agreements, when and if this prospectus is declared effective by the Commission.

Description of Selling Stockholders

Through this prospectus, we are registering for resale up to 4,500,000 shares of common stock issuable upon conversion of up to $3,300,000 of convertible promissory notes. The convertible promissory notes were issued to a group of accredited investors, who are the selling stockholders, in a private placement of the securities completed in August 2006. None of the selling stockholders are officers, directors or 10% stockholders of our company.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of December 31, 2005, and for the years ended December 31, 2005 and December 31, 2004 is derived from our audited financial statements contained herein. The financial information as of September 30, 2006 and the nine months ended September 30, 2006 and 2005 is derived from our unaudited financial statements contained herein.

Statement of Operations Data

	Nine Months	Nine Months
	Ended	Ended	Year Ended	Year Ended
	September 30, 2006	September 30, 2005	December 31, 2005	December 31, 2004
	(unaudited)	(unaudited)

Revenue	$95,665	$4,100	$4,485	$—
Loss from operations	$(3,429,354)	$(2,683,196)	$(3,851,677)	$(560,141)
Net loss	$(6,339,620)	$(2,683,604)	$(3,853,952)	$(564,268)
Net loss per share of common stock	$(.44)	$(.25)	$(.33)	$(.10)

Balance Sheet Data

	September 30, 2006	December 31, 2005
	(unaudited)

Working capital	$(8,030,995)	$247,151
Total assets	$3,363,982	$1,052,707
Long term debt	$—	$—
Total liabilities	$10,393,789	$605,556
Stockholders’ equity (deficit)	$(7,029,807)	$447,151

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

If we continue to experience limited operations and revenue and ongoing losses, we may be required to limit or terminate our operations.

We have had limited operations since inception and have incurred losses of $3,853,952 and $6,339,620 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, on a negligible amount of revenue. Continued limited operations and revenue and ongoing losses may cause us to limit or terminate our operations.

We received a going concern qualification from our auditors and have an accumulated deficit at September 30, 2006 of $12,622,520, thereby threatening our ability to continue our operations.

In their report dated April 3, 2006, our auditors indicated there was substantial doubt about our ability to continue as a going concern. Accordingly, unless we continue to raise working capital or revenue grows to support our business plan, we may be unable to continue in business. At September 30, 2006, we had an accumulated deficit of $12,622,520.

We will require additional capital, which, if unavailable, may require us to limit our operations.

We will need additional capital to fund our operations and to develop additional nutritional or functional beverages and marketing. We cannot guarantee that we will have access to these funds in the future, or that such funds will be available on acceptable terms and conditions. If we are unable to raise additional funds, we may be required to limit our operations.

We are registering less than the number of shares required by the subscription agreements and other documents governing our August 21, 2006 funding transaction and thus may be deemed to be in breach of the subscription agreements.

We originally sought to register, on behalf of the selling stockholders, 10,000,000 shares of our common stock underlying promissory notes and 5,272,331 shares underlying warrants, all of which were issuable to our selling stockholders in accordance with their private placement subscription agreements. At the verbal request of certain of our selling stockholders, we are reducing the number of shares sought to be registered to 4,500,000 shares underlying the promissory notes and have not sought to register any of the 5,272,331 shares underlying the warrants. A number of the selling stockholders, however, have not agreed to allow us to register less than all of the shares required by the subscription agreements. Accordingly, we may be deemed to be in breach of the subscription agreements as a result of registering, without all of the selling stockholders’ consent, less than the total number of shares required to be registered under the subscription agreements. We can also give no assurance that we will not in the future seek to register the remaining shares required to be registered under the subscription agreements, when and if this prospectus is declared effective by the Commission.

We have produced only a small quantity of our various nutritional beverages and are dependent upon these products and on the development of new products for our revenue. Without consumer acceptance of existing products and the development of new products, our revenue will be extremely limited.

As of September 30, 2006, we had only produced approximately 25,000 cases of our various nutritional beverages. If these beverages are not well received by consumers, our revenue will be extremely limited. Future revenue will also be dependent upon our ability to introduce new products. The success of new products depends on a number of factors, including our ability to develop products that appeal to consumers and that are competitively priced. There can be no assurance that our efforts to develop new products will be successful, that consumers will accept new products, or that our competitors will not introduce products that achieve greater market acceptance than our products.

We are dependent on a limited number of independent distributors, which could affect our ability to efficiently distribute and market our products and expand our business into other geographic markets in order to grow our revenue.

Our ability to establish a market for our products in any geographic distribution area is dependent on our ability to raise funds and to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Our limited number of distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking retail shelves with our products, our sales and profitability will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include:

•           The level of demand for our products in a particular distribution area;

•           Our ability to price our products at levels competitive with those products offered by others; and,

•           Our ability to deliver products in the quantity and at the time ordered by distributors.

We may not be able to meet all or any of these requirements in any of our areas of distribution. Our inability to achieve any of these requirements in a geographic distribution area will limit our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market and grow our revenue.

We do not have long-term agreements with our distributors and may incur significant time and expense in attracting and maintaining key distributors. Without these distributors, our revenue will be extremely limited.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments with distributors. In addition, there are no minimum levels of performance under these distribution arrangements, and any of those arrangements may be terminated at will. We may not be able to maintain current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more geographic distribution areas in order to profitably exploit our geographic markets.

Because we are currently producing relatively small initial production runs, our cost per unit may exceed our selling price.

Our current production runs are for 500 to 8,500 cases which results in higher spoilage of packaging materials because the start-up and finish materials spoilage is spread over fewer cases. We also have experienced spoilage of raw materials because we were not able to order only the quantities needed for our production. The production costs at a contracted facility are on a stair step basis, i.e., we could produce significantly higher quantities during the period we have access to the production lines, but we do not currently have the ability to market and sell higher quantities. Until such time as we have established markets for economic quantities of our products we will continue to experience higher costs.

Management is currently evaluating production costs to determine potential efficiencies given current run sizes, but the long-term solution must include the expansion of our market.

We face intense competition from the large number of ready-to-drink nutritional beverages, which could lower our product prices and reduce our profitability.

Although we compete with a variety of competitors in the health food and meal replacement industry, we compete primarily with other producers of ready-to-drink nutritional beverages. The category is relatively fragmented, consisting of private label brands and other competitors, including Odwalla, Naked Juice, Bolthouse Farms, Kashi, Jones Soda and Hansen’s, which offer a variety of nutritional and healthful beverages. These products also include Odwalla Superfoods, Red Bull, Green Machine and Ensure along with private labels offered by most of the major retail food stores. In a broader sense, we also compete with traditional meal replacement products such as Slim Fast, as well as retail chains such as Jenny Craig and Weight Watchers (both of which offer their own liquid nutritional beverages), along with medically supervised programs, on-line diet oriented Web sites and other self administered products and programs. Current and new competitors may be able to quickly introduce products at relatively low cost. These competitors may operate in a variety of distribution channels, including on-line commerce, retail stores, catalog operations or direct selling. Such competition could cause us to reduce our product prices, which in turn could reduce our revenue and therefore our profitability.

Because we provide free products to customers and offer customers the right to return our products, our margins may be lower, we may be required to use our funds to repurchase product from our customers and we are unable to recognize revenue from the sale of the products until purchased by the consumer.

Our products are sold to distributors and retailers under terms consistent with practices in our industry, which include the right to return products to us as well as providing free products for product demonstrations, promotional efforts, or other incentives. Customers may return products which they are unable to sell or choose to no longer market and promote. Our products are marketed in aseptic Tetra Prisma® containers and are “shelf stable” for up to one year. Accordingly, we could experience the return of products close to expiration date which we would have to sell again at significantly lower prices or record a loss if unsaleable.

Moreover, our revenue recognition policies defer recognition of revenue for these consigned or contingent sales. Revenue is recognized upon receipt by our customers, in accordance with written sales terms, net of provisions for discounts and allowances, unless considered consignment or a contingent sale which will remain in inventory, until the products are sold through to end users. If prepaid by the customer, amounts will be considered deferred revenue until such time as the products have been sold through to the end user or stated right of return privileges have expired. In the case of sales of new products with right of return, for which we cannot reliably estimate expected returns of the new product, we defer recognition of revenue until the right of return no longer exists or until we have developed sufficient historical experience to estimate sales returns. Thus sales in accordance with prevalent industry practices may not result in the recognition of revenue until a future period.

Where revenue has been recognized, we provide for sales returns and allowances based on our historical experience and industry experience. This allowance may not be adequate to absorb future returns as we expand our distribution and expand the variety of our products and marketing programs should some unforeseen trend or circumstance arise.

We are subject to product liability claims, which could require us to expend funds to defend or pay claims against us.

We face an inherent risk of exposure to product liability claims if the use of our proposed products results in illness or injury. If we do not have adequate insurance or contractual indemnification from our manufacturers, product liability claims could require us to expend funds to defend such claims or to pay claims against us. Manufacturers and distributors of all natural and functional beverages are often named as defendants in product liability lawsuits. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of any insurance coverage that we may acquire would add additional costs to our business and divert the attention of our senior management from the operation of our business.

Our products may contain innovative ingredients or combinations of ingredients, and there may be little long-term experience with human consumption of these ingredients or combinations in concentrated form. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. Although we may perform research and tests in connection with the formulation and production of our products, there are no conclusive clinical studies regarding our products.

We are subject to risks associated with adverse publicity, which could reduce consumer acceptance of our products and therefore reduce our product prices and revenue.

We are highly dependent upon consumer perception of the safety, quality and possible dietary benefits of our products. As a result, substantial negative publicity concerning all natural and functional beverages similar to our products could lead to a loss of consumer confidence in our products, removal of our products from retail shelves and reduced revenue and product prices for our products.

We may be unable to protect our intellectual property, thereby reducing our revenue and our ability to compete.

We rely on a combination of common law trademark rights, U.S. federal registration rights and trade secret laws to protect our product formulations. Nevertheless, these formulations are not patented and may be duplicated by competitors. We protect our product formulations by confidentiality agreements with our employees and contract manufacturers. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or those of our contract manufacturers will not otherwise become known or discovered independently by competitors. If we were to lose ownership of our product formulations, our revenue and ability to compete would be substantially reduced.

Raw materials used in our products may be subject to delays, limited availability and uncertain costs, thereby reducing our product production and revenue.

As with most food products, the availability and cost of raw materials, especially our product packaging and ingredients, can be affected by a number of factors beyond our control, such as general economic conditions affecting growing decisions, weather conditions such as frosts, drought, and floods, and plant diseases, pests, and other acts of nature. Because we do not control the production of raw materials, we are subject to delays caused by interruption in production of materials based on conditions not within our control. Such conditions include job actions or strikes by employees of suppliers, crop conditions, transportation interruptions, or other catastrophic events. There can be no assurance that our current or future manufacturers will be able to obtain alternative sources of raw materials at favorable prices, or at all, if they experience supply shortages. The lack of availability of raw materials could reduce our product production and therefore our revenue.

Our products are subject to government regulation. Violations of such regulations could prohibit us from selling our products.

The processing, formulation, packaging, labeling and advertising of our products are subject to regulation by several federal agencies, but primarily by the Food and Drug Administration and the Federal Trade Commission who strictly regulate companies that these agencies believe may be making health claims. We must comply with the standards, labeling (including nutritional information) and packaging requirements imposed by the FDA and FTC for the marketing and sale of medical foods, food supplements, vitamins and nutritional products. Many FDA and FTC remedies and processes, including imposing civil penalties and commencing criminal prosecution, are available under federal statutes and regulations if product claims violate law. The FDA could, in certain circumstances, require the reformulation of certain products to meet new standards, require the recall or discontinuance of sales of certain products not capable of reformulation, or require additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and scientific substantiation.

If we violate regulations associated with our advertising, we could limit our future advertising efforts and therefore our revenue.

Advertising of our products is subject to regulation by the FTC under the Federal Trade Commission Act, which prohibits unfair or deceptive trade practices, including dissemination of false or misleading advertising. In addition, the National Advertising Division of the Council of Better Business Bureaus, Inc. (“NAD”) administers a self-regulatory program by the advertising industry to insure truth and accuracy in national advertising. NAD monitors national advertising and entertains inquiries and challenges from competing companies and consumers. Any violations of FTC or NAD regulations, or future changes to our advertising resulting from compliance with an adverse NAD determination or FTC action or fines or penalties assessed in connection therewith, could limit our advertising and therefore our potential revenue.

Consumers may not accept our products, thereby reducing our revenue.

Our revenue depends on attracting and maintaining purchasers of all natural and functional beverage products through cost-efficient marketing and research. These markets are extremely competitive, with a multitude of products available to consumers, including nutrition and meal replacement drinks, prescription and over-the-counter drugs and herbal supplements. We may not be able to attract consumers away from more traditional all natural and functional beverage products. Factors that could prevent or delay consumer acceptance of our product, and consequently affect our ability to generate revenue, include:

•           Pricing that does not meet consumer expectations when compared to the pricing of other nutritional beverage products;

•           Lack of consumer awareness of our products;

•           Customer concerns about the healthfulness of our products; and

•           Release of scientific information that highlights all natural and functional beverage products superior to our products.

We are dependent upon third-party manufacturers, the loss of whom may limit our ability to deliver our products.

We do not own or operate any manufacturing facilities and therefore are dependent on third parties for the manufacture of our products. If our current manufacturers were unable or unwilling to produce and ship our products in a timely manner or to produce sufficient product quantities to support our growth, we would have to identify and qualify new manufacturers. There can be no assurance that we would be able to identify and qualify new manufacturers in a timely manner or that such manufacturers would allocate sufficient capacity to us in order to meet our requirements, which could adversely affect our ability to make timely deliveries of our products. In addition, there can be no assurance that the capacity of our manufacturers will be sufficient to fulfill our orders.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would reduce our ability to obtain subsequent financing, if necessary, as well as reduce the trading price of our common stock.

We are not currently subject to the internal control requirements as defined by Section 404 of the Sarbanes-Oxley Act of 2002. If we become subject to Section 404 and fail to develop reliable financial reports or prevent financial fraud, our ability to obtain subsequent financing as well as our stock price would be reduced. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, in a letter to management, our prior independent auditors outlined material weaknesses in our internal controls regarding financial reporting and have offered suggestions regarding our internal controls and operations. According to the letter, we did not have a sufficient amount or type of staff in the financial, accounting and external reporting areas. Areas for improvement in our accounting and financial reporting functions relate to reconciliation of our accounts; proper recordation of expenses and liabilities in the period to which they relate; proper valuation and recognition of stock, option and warrant transactions, proof of internal review and approval of accounting items; documentation of key accounting assumptions, estimates and/or conclusions; and documentation of accounting policies and procedures.

In an effort to remediate these deficiencies, we engaged an external accounting and finance consulting firm to assist us in meeting our financial, accounting and external reporting needs. We also recently hired a Certified Public Accountant as our Controller and are evaluating hiring a Chief Financial Officer. We also recently formed an Audit Committee of the Board of Directors as well as a Compensation Committee to enhance our corporate governance. We are continuing our efforts to improve and strengthen our control processes and procedures. Our management and directors will continue to work with our auditors and other outside advisors to ensure that our controls and procedures are adequate and effective.

As indicated above, we have taken steps to address these issues, but we may be hampered by our current level of staffing and our current accounting system. We cannot be certain that our efforts to improve our internal controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls, could harm our operating results, cause us to fail to meet our reporting obligations, cause us to restate prior financial statements or cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•        A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•        All compensation received by the broker-dealer in connection with the transaction;

•        Current quotation prices and other relevant market data; and

•        Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value of our company.

Members of our Board of Directors and our executive officers, together with their affiliates, currently own a significant portion of the outstanding common stock. These stockholders, as a practical matter, may be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties, assumptions about us and other factors are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur. The Company undertakes no obligation to publicly update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the NASD’s Bulletin Board under the trading symbol “SWTS” since June 14, 2006 and was previously quoted on the Pink Sheets from December 2002 to June 13, 2006. The high and low closing prices of our common stock since January 1, 2004 are set forth below. These closing prices do not reflect retail mark-up, markdown or commissions.

	High	Low

2006

First quarter	$1.38	$.74
Second quarter	$1.11	$.61
Third quarter	$1.00	$.62
Fourth quarter (through December 28, 2006)	$.83	$.52

2005

First quarter	$.36	$.18
Second quarter	$.70	$.15
Third quarter	$2.60	$.53
Fourth quarter	$1.53	$.60

	High	Low

2004

First quarter	$.75	$.20
Second quarter	$.51	$.20
Third quarter	$.37	$.11
Fourth quarter	$.33	$.11

As of December 28, 2006, we had approximately 128 stockholders of record.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of December 31, 2005, and for the years ended December 31, 2005 and 2004 is derived from our audited financial statements contained herein. The financial information as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 is derived from our unaudited financial statements contained herein.

Statement of Operations Data

	Nine Months	Nine Months
	Ended	Ended	Year Ended	Year Ended
	September 30, 2006	September 30, 2005	December 31, 2005	December 31, 2004
	(unaudited)	(unaudited)

Revenue	$95,665	$4,100	$4,485	$—
Loss from operations	$(3,429,354)	$(2,683,196)	$(3,851,677)	$(560,141)
Net loss	$(6,339,620)	$(2,683,604)	$(3,853,952)	$(564,268)
Net loss per share of common stock	$(.44)	$(.25)	$(.33)	$(.10)

Balance Sheet Data

	September 30, 2006	December 31, 2005
	(unaudited)

Working capital	$(8,030,995)	$247,151
Total assets	$3,363,982	$1,052,707
Long term debt	$—	$—
Total liabilities	$10,393,789	$605,556
Stockholders’ equity (deficit)	$(7,029,807)	$447,151

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following information specifies certain forward-looking statements of management of our company. Forward-looking statements are statements that estimate the happening of future events are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview

We contract for the production of, market and distribute Sweet Success brand all-natural healthy beverages under the product family Fuel For Health™. Our initial product line, launched mid-2005, consisted of two varieties of all-natural nutritious beverages, which have been enhanced and relabeled as Vita-Tein™ Chocolate Super Shake and Vita-Tein Vanilla Super Shake, which are dairy-based and fortified with vitamins and minerals and enhanced with a proprietary blend of Aktivated Barley™, Ground Flax and Omega-3 Fatty Acids. The next product introduced and shipped in early 2006 was a nutritional energy beverage, branded as Power Blend™. Power Blend is a non-carbonated juice beverage fortified with a proprietary blend of Maca, Ginseng and Guarana. During September we completed a production run of Chocolate Immunity Infusion™, the first hypoallergenic, non-dairy, non-soy, high-protein beverage with immunity boosting supplements. The product is packaged in our standard 11-ounce serving size and in a new attractive kid friendly 8-ounce package size, marketed as ChocKoala™. The first commercial production run of our juice-based algae superfoods nutrition drink, Ultra Greens™ took place during November 2006. Additionally, during January 2007 we expect our first production run for GlucaSafe™, a product enhanced with Cinnulin PF® that provides a low glycemic pomegranate flavored white and green tea beverage with no artificial sweeteners which is targeted toward the diabetic market. This will bring our products to seven and we will now concentrate on commercializing those seven.

We are currently building a network of independent distributors, brokers, national retail accounts and web sellers that we anticipate to include 15,000 to 20,000 points of distribution. Our business plan contemplates increased consumer sales through expansion of our points of sale to include grocery, mass merchandisers, drug, specialty vitamin, warehouse clubs, natural/organic grocers, corner stores, online only retail and private label. In October 2006 we announced the shipment of Power Blend to approximately 2,500 GNC stores nationally making it available for the holiday season. Additionally, we beta tested three products through approximately 500 stores in the Midwest and Southern Florida. Our Midwestern stores include Price Chopper, Reasor’s, Piggly Wiggly, Country Mart, Wiseway’s, Homeland, Ramey’s and various convenience stores. In Southern Florida our product is sold at corner and drug stores through Southern Wine and Spirits. As a result of the beta tests, we changed our ingredients and packaging to meet consumer needs and buying habits.

We currently generate negligible sales, income or cash flows. Cash used in operating activities is for normal working capital requirements. We intend to continue to develop and market shelf stable nutritious beverage products. Our products are produced by third party manufacturers of all natural beverage products.

We believe that one of the keys to success in the nutritional beverage industry is continued advertising and promotion to drive consumer awareness, trial and repeat purchases of our products. A primary component of our costs will be redeveloping brand awareness through marketing and advertising expenditures to support our line of products; including costs for sponsorship fees, advertising and special product sampling and promotional events. Retailers may receive rebates and promotional pricing incentives which we may pay to gain preferable shelf location for our products. Consumers may receive coupons, discounts and promotional incentives. We will also use in-store promotions and in-store placement of point-of-sale materials and endorsements from selected public figures.

Critical Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including, among others, those affecting revenue, the allowance for doubtful accounts, the salability of inventory and the useful lives of tangible and intangible assets. The discussion below is intended as a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported on our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this Registration Statement. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations. This is not a complete list of all of our accounting policies, and there may be other accounting policies that are significant to us. For a detailed discussion on the application of these and our other accounting policies, see Note 1 to the financial statements for the nine months ended September 30, 2006.

Revenue Recognition

Our products are sold to distributors and retailers (collectively the “customers”) for cash or on credit terms which are established in accordance with local and industry practices and typically require payment within 30 days of delivery. Revenue is recognized upon receipt by our customers, in accordance with written sales terms, net of provisions for discounts and allowances, unless considered consignment or a contingent sale which will remain in inventory, until the products are sold through to end users. If prepaid by the customer, amounts will be considered deferred revenue until such time as the products have been sold through to the end user or stated right of return privileges have expired. In the case of sales of new products with right of return, for which we cannot reliably estimate expected returns of the new product, we defer recognition of revenue until the right of return no longer exists or until we have developed sufficient historical experience to estimate sales returns. As of September 30, 2006, we had no consigned inventory balance, no deferred revenue balance related to contingent sales, and a sales returns allowance of $6,804.

Allowance for Doubtful Accounts; Bad Debt Reserve

Our management must estimate the collectibility of our accounts receivable. Management analyzes accounts receivable and analyzes, if any, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Additionally, if we receive notice of a disputed receivable balance, we intend to accrue such additional amount as management determines is reflective of the risk of non-collection. As of September 30, 2006, write-offs of accounts receivable have been negligible.

Inventory

We hold raw material and finished goods inventories, which are procured and manufactured based on our sales forecasts. We value inventory at the lower of cost or estimated net realizable value, and include adjustments for estimated obsolescence, on a first in-first out basis. These valuations are subject to customer acceptance and demand for the particular products, and our estimates of future realizable values based on these forecasted demands. We regularly review inventory detail to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions. Differences could result in the amount and timing of write-downs for any period if we make different judgments or use different estimates. We also determine an allowance for obsolescence based on products that are over twelve months from production date and raw materials that may not be used in production. At September 30, 2006, an inventory allowance was recorded of $17,300.

Convertible Debt Financing and Derivative Liabilities

On August 21, 2006, we sold for cash an aggregate of $3.3 million of secured Convertible Promissory Notes (the “Notes”) due August 21, 2008 in a private placement offering, commonly referred to as a PIPE offering, to accredited investors (the “Subscribers”). In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) as amended, the conversion right provision, interest rate adjustment provision, liquidated damages clause, redemption option, registration rights, buy-in protection and anti-dilution protection (collectively the “Debt Features”) contained in the agreements governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the Debt Features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they are accounted for separately from the debt instrument and recorded as derivative financial instruments.

Additionally, we issued warrants in connection with the transaction (the “PIPE warrants”) which are also treated as derivative financial instruments. The Notes are potentially convertible into an unlimited number of common shares, resulting in the Company no longer having the control too physically or net share settle existing non-employee options and warrants (note 6). Thus under EITF 00-19, all non-employee options and warrants that are exercisable during the period that the Notes are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

At each balance sheet date, we will adjust the derivative financial instruments to their estimated fair value and analyze the instruments to determine their classification as a liability or equity. The estimated fair value of the Debt Features was determined using the probability weighted averaged expected cash flows, Lattice Model or the Black-Scholes model. These models use several assumptions including: stock price volatility (utilizing a two year period), risk-free interest rate, remaining maturity, and the closing price of our common stock to determine estimated fair value of the derivative liability. The estimated value of the PIPE warrants and non-employee options and warrants was determined using the Black-Scholes model. This model also uses several assumptions including: stock price volatility (utilizing the relevant time period), relevant risk-free interest rate, remaining maturity, exercise price and the closing price of our common stock to determine estimated fair value of the derivative liability.

The determination of fair value includes significant estimates by management including volatility of our common stock, interest rates and the probability of conversion, redemption or a future dilutive financing transaction among other items. The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

Deferred Income Taxes

At September 30, 2006 we had net operating loss carry forwards for federal income tax purposes of approximately $5.0 million, which are available to offset future federal taxable income, if any. Utilization of the net operating loss, which expires at various times starting in 2015, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under-state tax laws. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of September 30, 2006, we do not believe we meet the criteria to recognize the deferred tax asset, and we have accordingly provided a full valuation allowance.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for employee stock based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds the exercise price. Effective January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards No. 123, (revised 2004) “Share-Based Payment” (SFAS 123R), using the modified prospective transition method. Under that transition method, no restatement is necessary to compensation cost recognized in prior periods.

All stock based compensation issued to employees prior to January 1, 2006 was fully earned and thus no future compensation is necessary related to prior issuances. During the nine months ended September 30, 2006, the Company granted 500,000 employee options which vested immediately, and 100,000 employee stock options which are contingent on performance milestones.

Options and warrants issued to non-employees are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services” using a fair value approach.

Stock-based compensation issued to other than employees in conjunction with selling, goods or services have been valued using either the Black-Scholes model to calculate the fair value of the services received or to be received or the fair value as determined by the quoted market price on the day of issuance. Options or warrants issued which are contingent upon certain performance occurring, are accounted for under variable plan accounting, at the point in time that management determines that the contingency will be satisfied.

Results of Operations

Results of operations for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

Net Sales. For the nine months ended September 30, 2005, net sales of $4,100 were recorded. For the nine months ended September 30, 2006 net sales amounted to $95,665.

Cost of Goods Sold. For the nine months ended September 30, 2006 cost of goods sold was $154,172, an increase of approximately $105,000 over the $48,732 recorded for the nine months ended September 30, 2005. Until such time as we have established markets for economic quantities of our products we will continue to experience higher costs per unit and such costs will not necessarily correlate directly to revenue.

Our current production runs are for 500 to 8,500 cases which results in higher unit costs due to semi-fixed production run costs, higher spoilage of packaging materials and raw materials and other inefficiencies.

Gross Loss. As cost of sales exceeded net sales, there was a gross loss of $58,507 for the nine months ended September 30, 2006 compared to a gross loss of $44,632 for the nine months ended September 30, 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $3,370,847 for the nine months ended September 30, 2006, an increase of approximately $732,000 or 28%, from general and administrative expenses of $2,638,564 for the nine months ended September 30, 2005. Selling, general and administrative expenses increased due to an increase in expenses such as an increase of approximately $523,000 in professional fees for legal, accounting, marketing and public relations, an increase of approximately $160,000 for payroll expense related an increase in the number of compensated employees from two as of September 30, 2005 to six as of September 30, 2006, and research and development costs of approximately $125,000, exclusive of stock based compensation, offset by a decrease in non-cash compensation recorded of approximately $133,000 attributed to the issuance of stock, stock options and stock warrants.

Loss from Operations. Loss from operations was $3,429,354 for the nine months ended September 30, 2006 compared to a loss of $2,683,196 for the nine months ended September 30, 2005. The approximately $746,000 increase in loss from operations was primarily attributable to the increased operating expenses described above.

Interest Income. Interest income was $7,962 for the nine months ended September 30, 2006, as compared to $561 for the nine months ended September 30, 2005. The increase is a result of the investment of the proceeds from the convertible debt transaction into an interest bearing account.

Interest Expense. Interest expense was $51,648 for the nine months ended September 30, 2006, an increase of approximately $51,000, from interest expense of $969 recorded for the nine months ended September 30, 2005. The increase in interest expense is primarily attributable to the issuance of convertible debt during the nine months ended September 30, 2006.

Loss on Extinguishment of Notes Payable. A $545,557 loss was recorded for the nine months ended September 30, 2006 on the extinguishment of $520,000 notes payable for 1,040,000 shares of the our common stock and 520,000 options to purchase our common stock for a combined fair value of $1,079,567 and waived accrued interest of $14,010.

Derivative financial instruments expense. The proceeds from the convertible debt financing transaction were first allocated to the fair value of the PIPE warrants and then to the fair value of the compound embedded derivative contained in the Notes. The excess of the total fair value over the amount of the Notes was recorded as Derivative financial instruments expense of $3,599,190 for the nine months ended September 30, 2006.

Amortization of Debt Discount. The proceeds from the financing transactions were first allocated to the fair value of the PIPE warrants and then to the fair value of the compound embedded derivative contained in the Notes. The total fair value of the PIPE warrants plus the Debt Features was greater than the amount of the Notes. As such, the Notes were recorded at zero, a significant discount from their face amount. This resulted in a debt discount which is being accreted using the effective interest method over the contractual term of the Notes. For the nine months ended September 30, 2006 we accreted $142,866 of debt discount.

Amortization of Debt Issuance Costs. In connection with the convertible debt financing transaction, we incurred cash issuance costs of $449,738 and issued 479,303 Class A warrants (valued at $375,307 at issuance) to the finder, for a total of $825,045 to be amortized over the two year contractual term of the notes using the effective interest method. Amortization expense for the nine months ended September 30, 2006 was $34,377.

Change in Estimated Fair Value of Derivative Instruments. As a result of the convertible debt financing transaction, we must estimate the fair value of the PIPE warrants, the compound embedded derivative embedded in the notes and non-employee options and warrants exercisable during the period the Notes are outstanding as of each balance sheet date and record the change in fair value as a change in estimated fair value of derivative instruments. For the nine months ended September 30, 2006, we recorded $1,455,410 of income as a result of the changes in estimated fair value displayed below:

	PIPE warrants	Debt features	Non-employee stock
	derivative	derivative	option/warrant
	liability	liability	derivative liability	Total
Derivative financial instruments at estimated fair value as of August 21, 2006	$4,170,570	$3,103,927	$3,666,802	$10,941,299
Non-employee option grants after funding	—	—	34,057	34,057
Change in estimated fair value of derivatives	(825,679)	93,663	(723,394)	(1,455,410)
Derivative financial instruments at estimated fair value as of September 30, 2006	$3,344,891	$3,197,590	$2,977,465	$9,519,946

Net Loss. Net loss was $6,339,620 for the nine months ended September 30, 2006 compared to a loss of $2,683,604 for the nine months ended September 30, 2005. The approximately $3.7 million increase in net loss was primarily attributable to the higher operating expenses discussed above, the loss on extinguishment of notes payable and the net impact of the convertible debt financing transaction discussed above.

Results of operations for the year ended December 31, 2005 compared to the year ended December 31, 2004

Gross Sales. No sales for the Company have been recorded from inception until the year ended December 31, 2005, when gross sales amounted to $4,485.

Gross loss . There was a gross loss of $46,121 for the year ended December 31, 2005 compared to no gross loss for the Company previously.

Selling, General and Administrative Expenses . Selling, general and administrative expenses were $3,805,556 for the year ended December 31, 2005, an increase of $3,245,415, or 579%, from general and administrative expenses of $560,141 for the year ended December 31, 2004. Selling, general and administrative expenses increased due to increase in expenses such as non-cash compensation recorded of $2,993,457 attributed to the issuance of stock, stock options and stock warrants, an increase of $199,986 in professional fees for legal, accounting and public relations, the recording of an inventory impairment loss in 2005 in the amount of $62,871 and an increase in payroll expenses of $88,382 due to the commencement of compensation to two existing employees.

Loss from Operations .. Loss from operations was $3,851,677 for the year ended December 31, 2005 compared to a $560,141 loss for the year ended December 31, 2004. The $3,291,536 increase in loss from operations was attributable to the increased operating expenses described above.

Interest Expense/Income .. Interest expense was $2,836 for the year ended December 31, 2005, a decrease of $1,291, or 31%, from interest expense of $4,127 for the year ended December 31, 2004. The decrease in interest expense is primarily attributable to the March 2005 payoff of the $50,000 note to Nutri/System offset by interest expense recognized in the fourth quarter of 2005 related to notes payable. Interest income for the year ended December 31, 2005 was $561 related to note receivable from a stockholder recorded in the third quarter. No interest income was previously recorded.

Net Loss . Net loss was $3,853,952 for the year ended December 31, 2005 compared to a $564,268 loss for the year ended December 31, 2004. The increase in net loss was primarily attributable to the gross loss and higher operating expenses discussed above.

Liquidity and Capital Resources

We are a start-up, development stage company and have realized negligible revenue from our business operations. Our operations to date have generated significant operating losses that have been primarily funded through the issuance of common stock or debt instruments. On August 21, 2006, we sold for cash in a private placement offering an aggregate of $3.3 million of secured Convertible Promissory Notes due August 21, 2008 to accredited investors. The Notes bear interest at a rate of 8% annually. The Subscribers have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of the Notes, together with interest and fees due thereon, into shares of our common stock until the August 21, 2008 maturity date of the Notes. The conversion price of the debentures will be the lesser of $5.00 per share or 75% of the average of the closing bid prices of the common stock for the five trading days prior to any conversion. Subscribers were also granted one Class A and one Class B common stock purchase warrant for each two shares that are issuable upon conversion of the debentures. The conversion price as of August 21, 2006 of $.6885 per share was used for purposes of issuing the PIPE warrants.

The Notes and PIPE warrants have anti-dilution rights reducing the conversion and exercise price for certain issuances of our equity securities at an effective price below the applicable conversion or exercise price. The Company agreed to file a registration statement with the Securities and Exchange Commission promptly within 45 days from the closing date of the private placement in order to register 150% of the Shares issuable upon conversion of all of the Notes by the Subscribers, and 100% of the shares issuable upon exercise of the PIPE warrants. The Company filed the registration statement within the stated time frame. Should the registration statement not become effective within 180 days of the closing date of the private placement; the Company will incur significant monetary penalties. The Company agreed to use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until August 21, 2008. Until the earlier of the resale of the shares and the PIPE warrant shares by each Subscriber or August 21, 2008, the Company will use its best efforts to continue the listing or quotation of the common stock on a principal market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the principal market. During the period the conversion right exists, the Company is also required to reserve from its authorized and unissued common stock not less than an amount of common stock equal to 200% of the amount of shares issuable upon the full conversion of the Notes.

The Notes provide for liquidated damages on the occurrence of several events, including not meeting and maintaining the registration requirements and not responding to oral or written comments on the registration statement within ten business days. The liquidated damages are calculated as two percent of the aggregate principal balance of the unconverted Notes and the purchase price of shares issued upon conversion of Notes and exercise of the PIPE warrants for every 30 days or part thereof that the requirements are not met. As of September 30, 2006, no liquidated damages have been incurred by the Company.

The Notes are secured by substantially all of the our assets and in addition to the anti-dilution protection and registration rights also contain an interest rate adjustment provision, liquidated damages clause, buy-in protection and redemption option. Funds from the sale of the debentures will be used primarily for marketing, inventory development, payment of debt and working capital.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, the conversion right provision, interest rate adjustment provision, liquidated damages clause, redemption option, registration rights, buy-in protection and anti-dilution protection contained in the agreements governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the Debt Features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they are accounted for separately from the debt instrument and recorded as derivative financial instruments.

Additionally, we issued 5,272,331 warrants in connection with the transaction which are also treated as derivative liabilities and the transaction resulted in the treatment of non-employee options and warrants as liabilities which must be recognized at their fair value as of each reporting date.

At each balance sheet date, we adjust the derivative financial instruments to their estimated fair value and analyze the instruments to determine their classification as a liability or equity. The estimated fair value of the Debt Features was determined using the probability weighted averaged expected cash flows, Lattice Model or the Black-Scholes model. These models use several assumptions including: stock price volatility (utilizing a two year period), risk-free interest rate, remaining maturity, and the closing price of our common stock to determine estimated fair value of the derivative liability. The estimated value of the PIPE warrants and non-employee options and warrants was determined using the Black-Scholes model. This model also uses several assumptions including: stock price volatility (utilizing the relevant time period), relevant risk-free interest rate, remaining maturity, exercise price and the closing price of our common stock to determine estimated fair value of the derivative liability.

The determination of fair value includes significant estimates by management including volatility of our common stock, interest rates and the probability of conversion, redemption or a future dilutive financing transaction among other items. The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on our reported financial condition and results of operations in the future but will not provide or use cash.

The PIPE warrants are exercisable on a cashless basis if the shares of common stock underlying the PIPE warrants are not then registered pursuant to an effective registration statement. In the event the Subscribers were to exercise the PIPE warrants on a cashless basis, we would not receive any proceeds and may recognize additional expense. If an effective registration statement is in place, the warrants would be exercised through a cash purchase which could result in a maximum of $5,871,160 of potential proceeds in exchange for the issuance of 5,272,031 shares of common stock. The warrants have a five year term from effective date of the required registration statement.

Based on our business plan and as the products mature and we experience repeat use by retail customers, we anticipate relying less on financing activities to operate our business. With the funding received through the private placement in August 2006, we expect that we can continue to operate with currently available funds for a maximum of six months from September 30, 2006, although no assurance may be given that we will be able to do so and the extent of our expenditures on product development and product production and ability to market products produced may significantly impact that time frame.

As such we continue to meet with brokerage firms, private equity groups and individuals to explore possibilities of raising cash sufficient to fund our long-range business operating plan. We have no commitments from any investor for such financing. Management also intends to pursue conventional financing sources to support projected accounts receivable and inventory balance growth. The agreements associated with the convertible debt financing transaction limit our ability to raise additional capital or obtain additional debt funding.

We recently completed a production run of Chocolate Immunity Infusion, the first hypoallergenic, non-dairy, non-soy, high-protein beverage with immunity boosting supplements. The product is packaged in our standard 11-ounce serving size and in a new attractive kid friendly 8-ounce package size, marketed as ChocKoala. The first commercial production run of our juice-based algae superfoods nutrition drink, Ultra Greens took place during November 2006. Additionally, during January 2007 we expect our first production run for GlucaSafe, a product enhanced with Cinnulin PF that provides a low glycemic pomegranate flavored white and green tea beverage with no artificial sweeteners which is targeted toward the diabetic market. This will bring our products to seven and we will now concentrate on commercializing those seven.

Total costs associated with the introduction of Ultra Greens and GlucaSafe are expected to aggregate approximately $750,000 of additional cash outlay for ingredients, packaging and production.

Although we have demonstrated the concepts and manufactured and introduced the product lines on a trial basis to prepare for commercialization on a national basis, we have only recently begun the marketing of our products. Development and testing of new products and flavors may have a material impact on our results of operations. If the results of the extended product lines test are successful, we may pay retailers rebates and promotional pricing incentives to gain preferable shelf space for our products, and additional working capital may be needed to add the flavors to our existing product line. Such funds may not be available at that time, requiring us to seek additional debt or equity financings, of which there can be no assurance.

We previously committed to pay royalties to Jon Barron, a former director, who helped develop the first two product formulations of Fuel For Health (Bavarian Chocolate and Creamy Vanilla, recently enhanced and relabeled as Vita-Tein products) and who assisted us in developing five other formulations for Fuel For Health. On December 15, 2006, we entered into an agreement with Mr. Barron whereby we will pay $60,000 prior to March 31, 2007 in exchange for all rights to the current product formulations and will have no future royalty or option obligations to him. Other agreements entered into by us may require us to pay royalties ranging from .50% to 9% of net sales to certain customers. The royalty agreements have various expiration dates through 2013. At September 30, 2006, royalties accrued for under the terms of agreements meeting the stipulated requirements were nominal.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the nine months ended September 30, 2006, we reported a net loss of approximately $6.3 million and have an accumulated deficit as of September 30, 2006 of approximately $12.6 million. We had approximately $8 million of negative working capital as of September 30, 2006 and $1.7 million cash on hand as of the same date. The Report of Independent Registered Public Accounting Firm on our financial statements as of and for the years ended December 31, 2005 and 2004 includes a “going concern” explanatory paragraph which means that the auditors expressed substantial doubt about our ability to continue as a going concern.

William Gallagher, our Chief Executive Officer, has made advances to us to help fund operations. On December 9, 2005, we entered into a note agreement with Mr. Gallagher whereby all advances bore interest at 8% per annum. Principal and interest were due September 20, 2006, but were paid in full on August 22, 2006. We made net repayments of $62,941 during the nine months ended September 30, 2006. Subsequent to the August repayment, the advances are used on a current item basis and no longer are interest bearing. The balance of the accounts receivable-officer was $2,384 as of November 8, 2006 after the settlement of expenses incurred on behalf of the Company subsequent to September 30, 2006.

We have made and received various advances to and from a company owned by Mr. Gallagher. On December 9, 2005, the Company entered into a note agreement with the affiliate whereby all advances bore interest at 8% per annum. Principal and interest were due September 20, 2006, but were substantially reduced on August 22, 2006. The balances due to the affiliate were $818 and $86,230 at September 30, 2006 and December 31, 2005, respectively. During the nine months ended September 30, 2006, we made net repayments of $85,412 to the affiliate.

During November 2005, Kick a Rock Productions, Inc., made advances to us totaling $60,000 to help fund operations. During the six months ended June 30, 2006, additional advances totaling $420,000 were made to help fund operations. The advances were evidenced by a promissory note whereby the outstanding principal and earned interest is due and payable on November 2, 2006 and bear interest at 7% per annum. In June 2006, the outstanding note agreements totaling $480,000 of principal indebtedness were assigned and transferred to an escrow agent who subsequently extinguished the notes for 960,000 shares of our common stock and 480,000 stock options. The remainder of indebtedness comprising accrued interest up until the date of conversion, as per the original note terms, was waived, and we recorded a loss on the extinguishment of the notes.

During November 2005, NextLevel.com made an advance to us in the amount of $40,000 to help fund operations. The advance was evidenced by a promissory note whereby the outstanding principal and earned interest are fully due and payable on November 2, 2006 bearing interest at 7% per annum. In June 2006, the outstanding note agreement totaling $40,000 of principal indebtedness was assigned and transferred to an escrow agent who subsequently extinguished said notes for 80,000 shares of our common stock and 40,000 options of our company. The remainder of indebtedness comprising accrued interest up until the date of conversion, as per the original note terms, was waived, and we recorded a loss on the extinguishment of the note.

In April 2006, we borrowed $25,000 from Theodore Heesch, to fund operations. The loan bears interest at 8% per annum and was due November 30, 2006. The note was renewed under the same terms and is now due on March 31, 2007.

Net Cash Flows

Net cash used in operating activities for the nine months ended September 30, 2006 was $1,535,078 compared to $416,090 during the nine months ended September 30, 2005. The increase in cash used by operating activities of $1.1 million was primarily attributable to the increase in operating expenses discussed above and an increase in inventories and prepaid assets which was offset by an increase in accounts payable and accrued expenses.

Net cash provided by (used in) investing activities was $(10,520) and $64,420 for the nine months ended September 30, 2006 and 2005, respectively. For the nine months ended September 30, 2006, investing activities consisted of the purchase of computers and retail display equipment. For the nine months ended September 30, 2005, investing activities consisted of $64,420 in collections on loans to affiliates.

Net cash provided by financing activities was $3,264,409 and $346,358, for the nine months ended September 30, 2006 and 2005, respectively. For nine months ending September 30, 2006, financing activities consisted primarily of proceeds of $3,300,000 from the private placement of convertible debt, $25,000 proceeds on a note payable from a director, $117,500 of proceeds received on the sale of common stock and exercise of warrants and $420,000 proceeds on notes payable, offset by $449,738 of debt issuance costs and $148,353 in net repayments to an officer and an affiliate. For the nine months ended September 30, 2005, financing activities primarily consisted of $290,000 of proceeds received upon the sale of common stock and $84,080 proceeds from advances from an officer and an affiliate, offset by $27,722 in payments on a note payable.

From January 1, 2003 to September 30, 2006, our net cash flows used in operations were approximately $2.2 million. We had negligible cash flows from investing activities for that period. Our cash flows from financing for the cumulative period were approximately $4.0 million of which approximately $3.4 million and $.6 million were obtained from debt financing and equity sources, respectively.

Seasonality

Management does not currently believe that the demand for our products will reflect seasonal consumption patterns. However, our operating results are dependent upon the performance of our independent distributors, as well as competition in the industry and general economic conditions.

Due to these and other factors, our results of operations may fluctuate from period to period. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. While we look to expand our distribution network and increase market penetration, however, such seasonality may not be easily discernible from results of operations. Due to all of the foregoing factors, our operating results in a particular quarter may fail to meet market expectations.

BUSINESS

Development of the Business

In 1993, as a part of its existing product line, Nestlé USA developed a line of diet products under the “Sweet Success” brand name. The Sweet Success product line consisted of ready-to-drink beverages, snack bars, and powder mixes and was marketed as a weight loss and healthcare management product.

In August 2000, Nestlé sold Sweet Success to Nutri/System, Inc., a company that had intended to market Sweet Success as one of its Web based on-line products. However, in December 2000, due to funding problems associated with the decline of investor interest in Internet companies, Nutri/System was unable to launch Sweet Success. Accordingly, in the second quarter of 2001, Nutri/System discontinued sales of Sweet Success products.

In October 2002, we entered into an agreement to purchase the Sweet Success brand from Nutri/System for a purchase price of $200,000. The purchase of the Sweet Success brand was completed December 2002. We also granted a royalty to Nutri/System equal to 1% of net sales generated in the 19th through 36th month following the product’s introduction and issued to Nutri/System common stock purchase warrants to purchase up to 200,000 shares of our common stock at $5.00 per share exercisable until December 2005. These warrants expired unexercised. The acquisition included all rights to the “Sweet Success” brand name, formulas for all products, trademarks, service marks, copyrights, research and records.

Products

In July 2005, we reformulated and reintroduced the Sweet Success brand under our all natural “Fuel For Health” product line. Fuel For Health is a premium priced ready-to-drink beverage line. We believe that the Fuel For Health formula is responsive to contemporary consumers’ interest in nutritional and healthful products that can serve simply as a good tasting drink or as a food supplement. Fuel For Health has been introduced at a recommended retail price of approximately $1.99 for each 11 ounce serving, initially in two flavors, which were recently enhanced and relabeled as Vita-Tein Chocolate Super Shake and Vita-Tein Vanilla Super Shake. These formulations offer consumers healthful ingredients, such as Aktivated Barley, guarana, Omega-3 fatty acids and ground flax. In our opinion, these new ingredients provide consumers with a superior healthy-lifestyle beverage that can be conveniently consumed at any time. The Fuel For Health formulas are good tasting and all natural.

The original two Fuel For Health formulas are dairy-based and fortified with vitamins to enhance the nutritional content. They contain approximately 200 calories and three grams of fat per 11 ounce serving. The fiber and texture in the products are designed to satiate, but contain no appetite suppressants. Guarana provides a sustained energy boost. The products are marketed in 11 ounce Tetra Prisma containers, packaged in cases of 24 units (6 four-packs). The products are “shelf stable” for up to twelve months using a process in which the product and its contents are sterilized by heating to over 250°F.

In early 2006, we introduced Power Blend, a nutritional non-carbonated energy beverage which contains a proprietary blend of Maca, Ginseng and Guarana. In September 2006 we completed a production run of ChocKoala immunity drink for kids and Chocolate Immunity Infusion, the first hypoallergenic, non-dairy, non-soy, high-protein beverages with immunity boosting supplements. The product will be packaged in our standard 11-ounce serving size and in a new attractive kid friendly micronutrient 8-ounce package size, marketed as ChocKoala. In November 2006 we completed our initial production run of our juice-based algae nutrition drink, UltraGreens. Additionally, we expect a January 2007 production run and launch for GlucaSafe, a product enhanced with Cinnulin PF® that provides a low glycemic pomegranate flavored white and green tea beverage with no artificial sweeteners which is targeted toward the diabetic market. This will bring our products to seven and we will now concentrate on commercializing those seven.

Competition

We currently compete primarily with other nationally distributed producers of healthy nutritional beverage products as well as regional and local producers. The largest national competitors include Odwalla, with 30+ products (juices, Vitamin Monster blends, Superfoods, Smoothies, Super Protein and Pomagrand blends), Naked Juice, with 25+ drinks in 6 families (Antioxidants, Just Juice, Energy, Protein, Superfood and Well Being) and Bolthouse Farms (Juices, lemonades, smoothies and protein drinks). Other competitors include Kashi, Jones Soda and Hanson’s, all of which offer premium nutritional beverages.

The principal competitive factors in the nutritional beverage category include:

•              Taste

•              Self - stability

•              Nutritional value

•              Non - Carbonation

•              Appetite satisfaction

•              Brand recognition

•              Availability and convenience of obtaining the products

•              Price

We offer Fuel For Health at prices similar to other premium nutritional beverages. Nevertheless, most of our competitors have substantially greater name recognition and financial, marketing and personnel resources. Additionally, the products of these competitors are more readily available for purchase on-line, in retail stores and through direct sales.

Marketing

We seek to market our Fuel For Health brand as an advanced and healthy nutritional beverage product. Fuel For Health is offered as a premium, tasty, healthful beverage that can be consumed just for its taste and health benefits. Emphasis is currently being placed primarily on selling cold single servings in stores and secondarily on multi-packs. In support of this strategy, we seek to utilize several merchandising techniques to gain retailers, including providing cold equipment in high volume stores and obtaining space in retailers’ cold beverage sections. We plan to invest in programs for in-store shoppers to sample Fuel For Health and in retail display programs.

We intend to develop brand awareness through marketing and advertising to support our line of products; including paying sponsorship fees, advertising and special product sampling and promotional events. Retailers may receive rebates and promotional pricing incentives, which we may pay to gain preferable shelf location for our products. Consumers may receive coupons, discounts and promotional incentives. We will also use in-store promotions and in-store placement of point-of-sale materials and endorsements from selected public figures.

We also expect to use a variety of programs and media to drive consumer awareness of Fuel For Health. These will include television, radio and print media advertising along with participation and sampling at key community events, activities and shows. Community events will be focused in areas where we have key retail availability and will encourage consumers to purchase Fuel For Health at participating retailers.

Our marketing goals are directed toward building customer loyalty, encouraging repeat purchases, increasing average order size and producing recurring revenue. In order to maximize this marketing effort, we must:

•              Generate interest and awareness of Fuel For Health to encourage customers to purchase the product at retail stores;

•              Continuously improve our online and offline sales efforts;

•              Build customer trust in healthy, nutritious beverages by providing product information to facilitate informed purchases;

•              Continuously add new distributors;

•              Ensure quick and efficient distribution; and

•              Build strategic relationships.

Production and Sales

Our products were previously produced by California Natural Products (CNP). Universal Food & Beverage purchased CNP’s plant in Georgia in late February 2006. Currently, we are using this plant for our 330ml product. We are also using Kerry Group of Canada for our 250ml product. We will use others to manufacture our products and have no contractual commitment to a single facility or manufacturing group. Following production and storage, products are shipped by the producer, or by third-party fulfillment companies, directly to food brokers and retailers.

In October 2006 we announced the shipment of Power Blend to approximately 2,500 GNC stores nationally making it available for the holiday season. Additionally, we beta tested three products through approximately 500 stores in the Midwest and Southern Florida. Our Midwestern stores include Price Chopper, Reasor’s, Piggly Wiggly, Country Mart, Wiseway’s, Homeland, Ramey’s and various convenience stores. In Southern Florida our product is sold at corner and drug stores through Southern Wine and Spirits. As a result of the beta tests, we changed our ingredients and packaging to meet consumer needs and buying habits. Total aggregate product shipped since inception through September 30, 2006 was approximately 6,200 cases, for which $100,150 in revenue was recorded. Under certain contracts, our return provisions stipulate the buyer’s right to return product purchased until such time that all product is resold plus a period of 12 months. Contingent sales are recognized as deferred revenue until such time as the return privilege has expired or as the product is sold through to the end user, whichever occurs first.

We currently generate negligible sales, income or cash flows. Cash used in operating activities is for normal working capital requirements. We intend to continue to develop and market shelf stable nutritious beverage products.

Government Regulation

The processing, formulation, packaging, labeling and advertising of our products are subject to regulation by several federal agencies, but primarily by including the Food and Drug Administration and the Federal Trade Commission. We must comply with the standards, labeling (including nutritional information) and packaging requirements imposed by the FDA and FTC for the marketing and sale of medical foods, food supplements, vitamins and nutritional products. Many FDA and FTC remedies and processes, including imposing civil penalties and commencing criminal prosecution, are available under federal statutes and regulations if product claims violate law. The FDA could, in certain circumstances, require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, or require additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and scientific substantiation. Compliance with FDA and, FTC requirements and other regulations is costly and time consuming. Moreover, violations of regulations or requirements could result in our products being removed from the market.

Intellectual Property

We rely on a combination of common law trademark rights, U.S. federal registration rights and trade secret laws to protect its brand name and its product formulations. Nevertheless, our formulations are not patented and may be duplicated by competitors. We protect our product formulations by confidentiality agreements with our employees and contract manufacturers. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or those of its contract manufacturers will not otherwise become known or discovered independently by competitors. If we were to lose ownership of our product formulations, it could have a material adverse effect on our competitive position.

Employees

As of December 29, 2006 we had eleven employees.

Offices

We lease approximately 3,000 square feet of office space in San Antonio, Texas for our corporate offices under a 36 month lease for approximately $4,500 per month. The new lease for increased space became effective November 1, 2006.

Legal Proceedings

In the normal course of business, the Company is, and in the future may be, subject to various disputes, claims, lawsuits, and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability, employment, and other matters, which could involve substantial amounts of damages. In the opinion of management, any liability any such known proceedings would not have a material adverse effect on the business or financial condition of the Company.

MANAGEMENT

Executive Officers and Directors

The names and ages of our executive officers and directors and their positions are as follows:

Name	Age	Position	Officer or Director Since

William J. Gallagher	67	Chief Executive Officer, Chief Financial Officer and Director	2002

Glenn Williamson	50	President and Director	2005

Graydon Webb	58	Director	2003

Robert Lippincott	58	Director	2005

Theodore M. Heesch	70	Director	2005

James Haworth	44	Director	2006

Alicia Smith Kriese	43	Director	2006

Our director’s serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office. Mr. Haworth agreed to join the Board of Directors effective January 1, 2006.  Jon Barron resigned from our Board of Directors in August 2006.  Ms. Kriese joined our Board of Directors on October 10, 2006.

There are no agreements or understandings for any director or officer to resign at the request of another person and none of the directors or officers are acting on behalf of or will act at the direction of any other person. The activities of each director and officer are material to the operation of our company. No other person’s activities are material to the operation of our company.

William J. Gallagher founded and has been President of JagCapital, Inc. a merchant bank headquartered in San Antonio, Texas since September 1992. Mr. Gallagher has significant experience developing and marketing consumer products. From 1968 to 1973, he founded and was chairman of the 150-unit Sunny’s stores. He was the founder in 1989 of Billy Blues BBQ sauce and was its CEO until 1995. Billy Blues owned the nationally known Chris & Pitts Barbecue Sauce. In 1973 Mr. Gallagher founded and was President until 1984 of the Guadalupe Valley Winery Corporation, a company which developed the Guadalupe Valley Winery in Gruene, Texas. Also in 1973, Mr. Gallagher purchased and restored most of Gruene, TX which was uninhabited from 1925 until 1973. Mr. Gallagher is a graduate of the University of Texas.

Glenn Williamson was employed as an investment banker with Meyers & Associates from June 2002 until December 2005 and has been President of Nest Ventures, a private equity consulting firm, since 1999. He was the founder or a senior officer of four NASDAQ National Market companies, GO-VIDEO, Wavo Inc, Interactive Media Technologies, Inc. and Interactive Laser Technologies, Inc. He has more than 25 years of entrepreneurial executive level experience and has been involved as a consultant in locations ranging from China to Montreal to Paris. He is founder and CEO of The Canada Arizona Business Council, a private sector group organized in 2003 and sanctioned by the Canadian Government and the State of Arizona to work on increasing trade between Canada and Arizona.  Mr. Williamson was elected a director in 2005 and became our President in August 2006.

Graydon D. Webb has been Managing Director of Chapman Partners, LLC, a company engaged in mergers and acquisitions for food related companies since 1996. From February 2001 to November 2002, he was also Chief Operating Officer of Diet Centers of America, a 300 unit chain of weight loss centers. Mr. Webb served as Vice President of franchise sales for Wendy’s from 1973 to 1980. He founded G.D. Ritzy’s Inc., a fast food franchiser, in 1980 and served as chairman until 1988. From 1991 to 1998, he was founder and sole proprietor of Auric Group, a consulting group specializing in restaurant and general franchising activities. Auric’s clients included Pepsi Co., Bunge Foods International and Rally’s. During 2001 he was also Chief Executive Officer of OneDentist Resources, Inc., an online resource for dentists and patients.  Mr. Webb is a graduate of Ohio State University and participated in its executive MBA Program.  Mr. Webb serves as the Chair of our Audit Committee and is a member of the Compensation Committee.

Robert Lippincott is a founder and an owner since 1986 of the Guero’s Taco Bar in Austin, Texas and the Guero’s line of sauces. His broad business background includes developing real estate projects in Austin, Texas since 2000. Mr. Lippincott attended the University of Texas.  Mr. Lippincott serves as a member of the Audit and Compensation Committees.

Theodore M. Heesch has since 1968 owned Houston-based TMHI, Inc., an architecture and consulting firm responsible for the design and development of food and beverage facilities nationally.  He is a graduate of the Rice University School of Architecture. Mr. Heesch serves as a member of the Audit Committee.

James Haworth spent more than two decades at Bentonville-based Wal-Mart Stores Inc., most recently as executive vice president and chief operating officer for Wal-Mart Stores from August 2001 to December 2004.  Since 2005, Mr. Haworth has acted as a marketing consultant through his consulting firm, Business Decisions Inc. Additionally, since August 2002 he has operated a horse and cattle ranch. He is a member of the board of directors of Field2Base, a privately held high-tech mobile communications company based in Raleigh, NC.

Alicia Smith Kriese spent 18 years from 1988 until 2005 with Austin-based advertising agency GSD&M (an Omnicom Company) as executive vice president, where she led the development of national brand strategies, corporate messaging and customer marketing campaigns for Wal-Mart Stores Inc. Since 2005 she has been the president of Perspectives, an Austin-based marketing consulting firm where she served as a consultant for Sweet Success Enterprises Inc. under a previously disclosed, and recently expired, agreement with the Company.  Ms. Kriese serves as the chair of the Compensation Committee.

Consultants

We have entered into a number of consulting agreements with marketing and investor relations firms to promote our products or to provide investor and public relations services to us. Many of these agreements provide for the issuance of stock options and warrants for services. Common stock issuable upon exercise of warrants and options under the agreements totals 6,955,000 shares, 5,505,000 of which are currently exercisable or exercisable within 90 days.

Executive Compensation

We did not pay any cash compensation to our executive officer or directors from our inception in 2002 through December 31, 2005.  The following table sets forth compensation paid to William J. Gallagher, our Chief Executive Officer, for the years ended December 31, 2005 and 2004. There were no other compensated executive officers during the periods reported.  Mr. Gallagher and Mr. Williamson received annual salaries of $225,000 and $200,000 pro-rated beginning in August 2006. They will receive annual salaries during 2007 of $280,000 and $240,000, respectively, each pursuant to the employment agreements described below.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
							Securities
					Restricted		Underlying
Name and Principal				Other Annual	Stock		Options/SARs	All Other
Position	Year	Salary	Bonus	Compensation	Award(s) ($)		(#)	Compensation($)

William J. Gallagher	2005	$0.00	$0.00	$0.00	$320,000	(2)	—	$12,000	(4)
Chairman and CEO	2004	$0.00	$0.00	$0.00	$120,000	(3)	—	$1,000	(4)

(2)           Convertible Preferred Stock. Each convertible share is valued at $3.20.

(3)           Mr. Gallagher received 1,000,000 restricted common shares in September 2004.

(4)           Mr. Gallagher receives a fringe benefit in the form of car allowances.

In 2005 and 2004, we did not issue any incentive stock options. The following table sets forth certain information regarding incentive stock options.

Options/SAR Grants in Last Fiscal Year

						Potential Realizable Value at
	Number of		Percent of Total			Assumed Annual Rate of Stock
	Securities		Options Granted			Price Appreciation for Option
Name and Principal	Underlying		to Employees in	Exercise	Expiration	Term
Position	Options/SARs(#)		Fiscal Year	Price	Date	5%	10%

William J. Gallagher	-0-	(1)	0%	N/A	N/A	N/A	N/A
Chairman and CEO

(1)           To date, Mr. Gallagher has not received stock options or warrants.

Mr. Gallagher did not receive or exercise any options during fiscal year 2004 or 2005. Shown below is information with respect to unexercised options to purchase shares of our common stock granted in prior years to Mr. Gallagher.

Aggregated Option Exercises in Last Fiscal Year
 and Year-End Option Values

	Number of Securities Underlying			Value of Unexercised In-The-Money
	Unexercised Options at Fiscal Year-End			Options at Fiscal Year-End
Name and Principal Position	Exercisable		Unexercisable	Exercisable	Unexercisable

William J. Gallagher	0	(1)	0	$0.00	$0.00
Chairman and CEO

(1)           Mr. Gallagher did not receive or exercise any options during fiscal year 2004 or 2005.

Employment Agreements

In June 2005, we executed a five year employment contract with Mr. Gallagher providing for his employment as Chairman and Chief Executive Officer contingent upon obtaining $5,000,000 in funding, which was subsequently reduced to $3,000,000 and satisfied by our $3,300,000 private placement completed in August 2006.  Mr. Gallagher’s employment contract provides for an annual salary of $225,000, $280,000, $335,000 and $400,000 in years 2006 through 2009 respectively, annual bonuses to be determined by the Board of Directors, a $1,200 per month car allowance and participation in any other benefits that we may offer.  The employment contract contains non disclosure and non competition clauses.  We may terminate Mr. Gallagher’s employment during the term of his contract, with or without cause; however, termination without cause or for good reason, as defined in the agreement, other than disability or death, would result in a lump sum payment equal to his fixed salary for the remainder of the employment contract term.  If a change in control, as defined in the agreement, occurs then he will receive a lump sum payment equal to his fixed salary, including any unpaid fringe benefits and earned bonus, for the longer of (i) the remainder of the employment agreement term or (ii) a period of 18 months after such termination.

In June 2005, we executed a five year employment contract with Mr. Williamson providing for his employment as President, contingent upon obtaining $5,000,000 in funding, which was subsequently reduced to $3,000,000 and satisfied by our $3,300,000 private placement completed in August 2006.  Mr. Williamson’s employment contract provides for an annual salary of $200,000, $240,000, $260,000 and $320,000 in years 2006 through 2009 respectively, annual bonuses to be determined by the Board of Directors, 500,000 stock options with an exercise price of $.35, a $1,200 per month car allowance and participation in any fringe benefits that we may offer.  The employment contract contains non disclosure and non competition clauses. We may terminate Mr. Williamson’s employment during the term of his contact, with or without cause; however, termination without cause or for good reason as defined in the agreement, other than disability or death, would result in a lump sum payment equal to his fixed salary for the reminder of the employment contract term.  If a change in control, as defined in the agreement, occurs then he will receive a lump sum payment equal to his fixed salary including any unpaid fringe benefits and earned bonus, for the longer of (i) the remainder of the employment agreement term or (ii) a period of 18 months after such termination.

Stock Option Plan

Effective July 1, 2006, we adopted a stock option plan, subject to stockholder approval, which we refer to as our Plan, and which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants.

The Plan is administered by our full Board of Directors, inclusive of the Compensation Committee. Currently, we have 2,500,000 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding. Options issued under the plan vest ratably over a three year period.

As of the date of this filing, 232,500 options have been issued under the plan, of which 100,000 are contingent on achieving certain milestones.

Liability and Indemnification of Officers and Directors

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•      A breach of a director’s duty of loyalty to us or our stockholders;

•      Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

•      A transaction from which a director received an improper benefit; or

•      An act or omission for which the liability of a director is expressly provided under Nevada law.

Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 15,302,545 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus, including any conversion privileges, stock options or warrants exercisable within 60 days of the date of this prospectus, by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.  Each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned

William J. Gallagher	2,955,000	(1)	18.1%

Graydon Webb	150,000		1.0%

Glenn Williamson	1,000,000	(2)	6.1%

Robert Lippincott	120,000		0.8%

Theodore M. Heesch	50,000		0.3%

James Haworth	600,000	(3)	3.8%

Alicia Smith Kriese	240,000	(4)	1.6%

Mark Burnett Productions, Mark Burnett, President 640 N. Sepulveda Los Angeles, CA 90049	1,050,000	(5)	6.4%

All officers and directors as a group (7 persons)	5,115,000		28.3%

(1)     This amount includes 1,000,000 shares of common stock issuable upon the conversion of 100,000 shares of convertible preferred stock.

(2)     This amount is comprised of 750,000 stock options and 250,000 stock purchase warrants.

(3)     Comprised of stock options.

(4)     This amount is comprised of 60,000 shares of common stock and 180,000 stock options.

(5)     Comprised of stock purchase warrants.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

We are registering by this prospectus an aggregate of up to 4,500,000 shares of common stock issuable to our selling stockholders upon conversion of promissory notes which are not currently outstanding. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder assuming full conversion of promissory notes at $.6885 per share and exercise of warrants at $1.00 and $1.25 per share. The selling stockholders listed below may offer for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time. The selling stockholders may not convert promissory notes into common stock ownership that exceeds 4.99% of our outstanding shares of common stock.

The shares may be offered from time to time by the selling stockholders. The selling stockholders may sell all or part of the shares of common stock offered in this prospectus.  This table assumes that the selling stockholders will sell all of the shares of our common stock covered by this prospectus.

None of our selling stockholders are officers, directors or 10% or greater stockholders.  None of our selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of Stockholder	Total Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Offered for Sale upon Conversion of Promissory Notes	Percentage of Outstanding Shares Beneficially Owned Following the Offering
ALPHA CAPITAL ANSTALT, Konrad Ackermann, Director	871,460	5.39%	409,091	2.86%
ANC GROUP, INC., Alex Cherepakhov, President	290,488	1.86%	136,364	*
BURSTEINE AND LINDSAY SEC. CORP. Mosi Krauss, President	145,244	0.94%	68,182	*
CENTURION MICROCAP, L.P., Abraham Schwartz, General Partner	435,728	2.77%	204,545	1.47%
DOUBLE U MASTER FUND, LP, Jonno Elliott, Director	1,452,432	8.67%	681,818	4.60%
FIRST MIRAGE, INC. David Rapapport, Director	435,728	2.77%	204,545	1.47%
GENERATION CAPITAL ASSOCIATE, David Rapapport, Director	290,488	1.86%	136,364	*
HARBORVIEW MASTER FUND LP Richard Rosenblum and David Stefansky, Managers (1)	580,972	3.66%	272,727	1.94%
HASENFELD-STEIN, INC. PENSION TRUST Nachum Stein, President	145,244	0.94%	68,182	*
HSI PARTNERSHIP Nachum Stein, President	290,488	1.86%	136,364	*
MARVIN MERMELSTEIN, Marvin Mermelstein	290,488	1.86%	136,364	*
MONARCH CAPITAL FUND LTD. Jonno Elliott, Director	726,216	4.53%	340,909	2.40%
NACHUM STEIN, Nachum Stein	145,244	0.94%	68,182	*
NITE CAPITAL L.P. Jean Mahar, President	580,972	3.66%	272,727	1.94%
PROFESSIONAL OFFSHORE OPPORTUNITY FUND LTD., Howard Berger, President	580,972	3.66%	272,727	1.94%
PROFESSIONAL TRADERS FUND LLC Howard Berger, President	290,488	1.86%	136,364	*
PURITAN LLC, Sol Gross, President	726,216	4.53%	340,909	2.40%
QESEF HOLDINGS LLC Baruch Klein, President	435,728	2.77%	204,545	1.47%
RUTGERS CASUALTY INSURANCE COMPANY, Nachum Stein, Director	145,244	0.94%	68,182	*
THE HART ORGANIZATION CORP. David Rapapport, Director	145,244	0.94%	68,182	*
TRUK INTERNATIONAL FUND, LP, Michael E. Fein, Director	52,288	0.34%	24,546	*
TRUK OPPORTUNITY FUND, LLC, Michael E. Fein, Director	528,684	3.34%	248,181	1.77%

TOTALS	9,586,056	38.52%	4,500,000	20.44%

* Less than one percent

(1)    Harborview Master Fund LP is a master-feeder fund structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview Master Fund LP. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

Information Regarding the Selling Stockholders

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•      Block transactions;

•      Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•      Privately negotiated transactions;

•      Through the writing of options on the shares;

•      Short sales; or

•      Any combination of these transactions.

The sale price to the public in these transactions may be:

•      The market price prevailing at the time of sale;

•      A price related to the prevailing market price;

•      Negotiated prices; or

•      Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

In September 2004 we issued 1,000,000 shares of our common stock to William Gallagher, our Chief Executive Officer, 150,000 shares to Graydon Webb, a director, and 50,000 shares to Joseph Fazzone for services rendered valued at $.12 per share. These services consisted of agreeing to join our Board in the case of Messrs. Gallagher, Webb and Fazzone.

In February 2005 we issued 500,000 shares of our common stock to W. H. Benjamin Gallagher for acting as our Brand Manager, 300,000 shares to Micheraie Cruz Canales for providing administrative and investor relations services and 200,000 shares to Keith Darling for providing Web hosting and Web site development services, all valued at $.32 per share.

In July 2005 we issued 100,000 shares of our preferred stock to William Gallagher, 30,000 shares to W. H. Benjamin Gallagher, William Gallagher’s son, and 10,000 shares to Micheraie Cruz Canales, an employee, for brand development and administrative and investor relations services, all valued at $3.20 per share. These shares of preferred stock do not pay dividends, are non-voting, have a liquidation preference of $.0001 per share and each share is convertible into ten shares of our common stock at any time until August 15, 2010.

In June 2005 we issued 250,000 warrants to Nest Ventures, a company owned and controlled by Glenn Williamson, who was then one of our directors, for consulting services provided by Mr. Williamson, valued at $15,720.  Additionally, we issued 250,000 options in conjunction with an agreement with Mr. Williamson to become a member of the Board of Directors effective August 2005.  The options have an exercise price of $.35 and expire in 2010. We also issued 500,000 options at an exercise price of $.35 per share in conjunction with an employment agreement executed with Mr. Williamson which became effective when he became our President in August 2006.

In July 2005 we issued 150,000 shares to Jon Barron, who was then one of our directors, for his assistance with the initial two formulas of Sweet Success Fuel For Health, which were valued at $.25 per share. Also, in July 2005 we issued options to purchase up to 400,000 shares of our common stock to Mr. Barron, exercisable at $.70 per share, of which 100,000 options vested immediately, and 40,000 shares at $2.50 per share in exchange for assisting us in developing each new product formulation, with a potential to receive options to purchase up to 400,000 shares. In December 2005, we determined that the achievement of milestones related to 120,000 of these options was probable and no longer considered contingent. Mr. Barron was also to receive a 1% royalty on the net sales proceeds on the first one million cases of any new products formulated by him, not including Bavarian Chocolate and Creamy Vanilla (recently enhanced and relabeled as Vita-Tein products), not to exceed $1,000,000 in total for all formulated products.  As of September 30, 2006, we have shipped approximately 668 cases of Power Blend for which we have received proceeds and thus owed a nominal royalty.  On December 15, 2006, we entered into an agreement with Mr. Barron whereby we will pay $60,000 prior to March 31, 2007 in exchange for all rights to five product formulations and will have no future royalty or option obligations to him.  Thus, the options previously considered vested will not be available to Mr. Barron for exercise, no royalties will be paid to him and we will have all rights to our current product formulas.

In November 2005 James Haworth, one of our directors, entered into a consulting agreement with us pursuant to which he agreed to assist us in marketing our products to Wal-Mart and others. In consideration for this assistance, we issued him options to purchase 600,000 shares of our common stock and agreed to pay a commission for net sales to Wal-Mart equal to 9% of such sales for a period of 84 months from the time of the first sale. As of September 30, 2006, no sales to Wal-Mart had occurred and no royalties were due.

During 2004 and 2005, Mr. Gallagher made advances to us to help fund operations. The balance due to Mr. Gallagher at September 30, 2006 was $58,322. The advances were evidenced by a promissory note bearing interest at 8% per annum and were paid in full August 22, 2006.  The balances owed by (due to) the officer were $12,627 and $(62,941) at September 30, 2006 and December 31, 2005, respectively.  Subsequent to the August repayment, the advances are used on a current terms basis and no longer are interest bearing.  The balance of the accounts receivable-officer was $2,384 as of November 8, 2006 after the settlement of expenses incurred on behalf of the Company subsequent to September 30, 2006.

During 2004, 2005 and 2006, we made and received various advances to and from JAG Capital, Inc., a company owned by Mr. Gallagher. Principal and interest were due September 20, 2006, but were substantially reduced on August 22, 2006. The balances due to the affiliate were $818 and $86,230 at September 30, 2006 and December 31, 2005, respectively.

In April 2006, we borrowed $25,000 from Theodore Heesch, to fund operations. The loan bears interest at 8% per annum and was due November 30, 2006. The note was renewed under the same terms and is now due on March 31, 2007.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 60,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.

Common Stock

Currently, there are 15,302,545 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

There are currently 140,000 shares of Class A Convertible Preferred Stock outstanding.  These shares of preferred stock do not pay dividends, are non-voting, have a liquidation preference of $.0001 per share, and each share is convertible into ten shares of our common stock at any time until August 15, 2010.

Common Stock Purchase Warrants

We have outstanding 75,000 Class C Common Stock Purchase Warrants (“Class C Warrants”).  Each Class C warrant is exercisable to purchase one share of our common stock at $3.00 per share, at any time until December 31, 2007.  We also have outstanding an aggregate of 2,550,000 common stock purchase warrants, each warrant exercisable to purchase one share of our common stock at prices ranging from $.35 per share to $1.30 per share, of which 1,000,000 are not currently exercisable for 90 days.  Of these warrants, our officers, directors and 5% or greater shareholders own a total of 1,300,000 warrants and 1,250,000 warrants have been issued to various consulting firms retained by us.  We also have issued 1,150,000 warrants which are not currently exercisable but are contingent upon reaching certain milestones.

Stock Options

We currently have outstanding an aggregate of 4,357,500 stock options, each such option exercisable to purchase one share of our common stock at prices ranging from $.17 per share to $2.50 per share.  Of these stock options, our officers, directors and 5% or greater shareholders own a total of 1,530,000 options, 2,175,000 options have been issued to various consulting firms retained by us, 520,000 options have been issued in connection with a debt conversion and 132,500 have been issued under the Employee Stock Option Plan. We also have issued 400,000 options, of which 100,000 were issued under the Employee Stock Option Plan, which are not currently exercisable but vest upon the optionee meeting certain conditions.

Private Placement Warrants

In connection with our August 2006 private placement, we issued Class A warrants to purchase 2,875,817 shares and Class B warrants to purchase 2,396,514 shares of our common stock at $1.00 and $1.25 per share, exercisable on or before August 2011.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have 15,302,545 shares of common stock outstanding, comprised of 1,775,000 shares which are restricted shares but are eligible for sale under Rule 144 commencing in February 2007 and the remaining13,527,545 shares which may be sold at any time under Rule 144.  In addition, by this prospectus we are registering for resale up to 4,500,000 shares which may be issued upon conversion of promissory notes.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•      1% of the then outstanding shares of our common stock; or

•      The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our balance sheet at December 31, 2005, and the statements of operations, changes in stockholders’ equity and cash flows for the years then ended December 31, 2005 and 2004 included in this Registration Statement have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, given upon such firms authority as an expert in auditing and accounting.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

SWEET SUCCESS ENTERPRISES, INC.

(a Development Stage Company)

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

Financial Statements

Balance Sheets – December 31, 2005 and September 30, 2006 (unaudited)

Statements of Operations – For the Years Ended December 31, 2005 and 2004; and the Nine Months Ended September 30, 2006 and 2005 (unaudited) and cumulative from January 1, 2003 through December 31, 2005 and from January 1, 2003 through September 30, 2006 (unaudited)

Statement of Changes in Stockholders’ Equity – For the Years Ended December 31, 2005, 2004 and 2003; and the Nine Months Ended September 30, 2006 (unaudited)

Statements of Cash Flows – For the Years Ended December 31, 2005 and 2004; and the Nine Months Ended September 30, 2006 and 2005 (unaudited) and cumulative from January 1, 2003 through December 31, 2005 and from January 1, 2003 through September 30, 2006 (unaudited)

Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders

Sweet Success Enterprises, Inc.

San Antonio, Texas

We have audited the accompanying balance sheet of Sweet Success Enterprises, Inc. (a Development Stage Company) as of December 31, 2005, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the cumulative period from inception (January 1, 2003) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included considerations of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweet Success Enterprises, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and for the cumulative period from inception (January 1, 2003) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. There have been no significant operations since December 12, 2000. Management’s plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/	Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

April 3, 2006

 Denver, Colorado

SWEET SUCCESS ENTERPRISES, INC.

(a Development Stage Company)

Balance Sheets

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash	$1,718,811	$—
Accounts receivable – trade	8,514	147
Accounts receivable – officer	12,627	—
Inventories, net of reserve	348,949	79,522
Prepaid expenses	273,893	773,038
Total current assets	2,362,794	852,707

Non-current assets
Property and equipment	10,520	—
Debt issuance costs, net of amortization of $34,377 in 2006	790,668	—
Intangible assets	200,000	200,000
Total non-current assets	1,001,188	200,000

Total assets	$3,363,982	$1,052,707

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable – trade	$445,943	$237,715
Accrued compensation	10,190	5,019
Accrued expenses	37,526	1,151
Common stock shares to be issued	211,500	112,500
Note payable to officer	—	62,941
Note payable to director	25,000	—
Note payable to affiliate	818	86,230
Notes payable	—	100,000
Derivative financial instruments at estimated fair value	9,519,946	—
Convertible debt, net of $3,157,134 discount in 2006	142,866	—
Total liabilities	10,393,789	605,556

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, authorized 10,000,000 shares; $.0001 par value, 140,000 shares issued and outstanding (liquidation preference $14)	14	14
Common stock, authorized 60,000,000 shares; $.0001 par value; 15,127,545 and 13,697,545 shares issued and outstanding	1,513	1,353
Additional paid-in capital	5,591,186	6,728,684
Deficit accumulated in development stage	(12,622,520)	(6,282,900)
Total stockholders’ equity (deficit)	(7,029,807)	447,151

Total liabilities and stockholders’ equity (deficit)	$3,363,982	$1,052,707

See notes to financial statements.

SWEET SUCCESS ENTERPRISES, INC.

(a Development Stage Company)

Statements of Operations

	For the Nine Months Ended		For the Years Ended		Cumulative from
	September 30,		December 31,		January 1, 2003 to
	2006	2005	2005	2004	September 30, 2006	December 31, 2005
	(unaudited)	(unaudited)			(unaudited)

Revenue	$95,665	$4,100	$4,485	$—	$100,150	$4,485

Cost of sales	154,172	48,732	50,606	—	204,778	50,606

Gross loss	(58,507)	(44,632)	(46,121)	—	(104,628)	(46,121)

General and administrative expenses	3,370,847	2,638,564	3,805,556	560,141	9,597,222	6,226,375

Loss from operations	(3,429,354)	(2,683,196)	(3,851,677)	(560,141)	(9,701,850)	(6,272,496)

Interest income	7,962	561	561	—	8,523	561
Interest expense	(51,648)	(969)	(2,836)	(4,127)	(62,613)	(10,965)
Loss on extinguishment of notes payable	(545,557)	—	—	—	(545,557)	—
Derivative financial instruments expense	(3,599,190)	—	—	—	(3,599,190)	—
Amortization of debt discount	(142,866)	—	—	—	(142,866)	—
Amortization of debt issuance costs	(34,377)	—	—	—	(34,377)	—
Change in estimated fair value of derivatives	1,455,410	—	—	—	1,455,410	—
Total other income (expense)	(2,910,266)	(408)	(2,275)	(4,127)	(2,920,670)	(10,404)

Net loss	$(6,339,620)	$(2,683,604)	$(3,853,952)	$(564,268)	$(12,622,520)	$(6,282,900)

Basic and diluted loss per share	$(0.44)	$(0.25)	$(0.33)	$(0.10)

Weighted average number of common shares outstanding – basic and diluted	14,308,809	10,853,296	11,570,203	5,427,823

See notes to financial statements.

SWEET SUCCESS ENTERPRISES, INC.

(a Development Stage Company)

Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2005, 2004 and 2003

and the Nine Months Ended September 30, 2006 (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Deficit Accumulated in the Development	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
Balance – December 31, 2002	—	$—	3,220,045	$323	$(64,877)	$—	$(64,554)
Issuance of common stock for services	—	—	220,000	22	439,978	—	440,000
Issuance of common stock upon exercise of warrants	—	—	266,000	26	2,634	—	2,660
Sale of common stock and warrants for cash	—	—	70,000	7	192,493	—	192,500
Remeasurement of warrants upon modification of terms	—	—	—	—	1,414,749	—	1,414,749
Net loss	—	—	—	—	—	(1,864,680)	(1,864,680)

Balance – December 31, 2003	—	—	3,776,045	378	1,984,977	(1,864,680)	120,675
Issuance of common stock for cash under private placement	—	—	2,500,000	250	179,750	—	180,000
Issuance of common stock for services	—	—	1,200,000	120	143,880	—	144,000
Issuance of common stock upon exercise of warrants	—	—	819,000	82	17,908	—	17,990
Net loss	—	—	—	—	—	(564,268)	(564,268)

Balance – December 31, 2004	—	—	8,295,045	830	2,326,515	(2,428,948)	(101,603)
Issuance of common stock for cash under private placement	—	—	1,312,500	131	289,869	—	290,000
Issuance of preferred stock	140,000	14	—	—	447,986	—	448,000
Issuance of common stock for services	—	—	4,090,000	392	1,407,940	—	1,408,332
Issuance of options and warrants for services	—	—	—	—	2,256,374	—	2,256,374
Net loss	—	—	—	—	—	(3,853,952)	(3,853,952)

Balance – December 31, 2005	140,000	14	13,697,545	1,353	6,728,684	(6,282,900)	447,151

Issuance of common stock for cash under private placement	—	—	200,000	20	99,980	—	100,000
Issuance of common stock upon exercise of warrants	—	—	25,000	2	17,498	—	17,500
Issuance of common stock for services	—	—	335,000	34	262,217	—	262,251
Issuance of options and warrants for services	—	—	—	—	1,070,146	—	1,070,146
Cancellation of shares issued for contingent services	—	—	(170,000)	—	—	—	—
Issuance of common stock and warrants in exchange for extinguishment of note payable	—	—	1,040,000	104	1,079,463	—	1,079,567
Reclassification of non-employee options and warrants to liabilities	—	—	—	—	(3,666,802)	—	(3,666,802)
Net loss	—	—	—	—	—	(6,339,620)	(6,339,620)

Balance – September 30, 2006-(unaudited)	140,000	$14	15,127,545	$1,513	$5,591,186	$(12,622,520)	$(7,029,807)

See notes to financial statements.

SWEET SUCCESS ENTERPRISES, INC.

(a Development Stage Company)

Statements of Cash Flows

	For the Nine Months Ended September 30,		For the Years Ended December 31,		Cumulative from January 1, 2003 to
	2006	2005	2005	2004	September 30, 2006	December 31, 2005
	(unaudited)	(unaudited)			(unaudited)
Cash flows from operating activities
Net loss	$(6,339,620)	$(2,683,604)	$(3,853,952)	$(564,268)	$(12,622,520)	$(6,282,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,062,473	2,195,512	3,179,457	186,000	5,867,930	3,805,457
Inventory reserves	15,452	36,194	1,848	—	17,300	1,848
Repricing of warrants upon change in exercise price	—	—	—	—	1,414,749	1,414,749
Loss on extinguishment of notes payable	545,557	—	—	—	545,557	—
Non-cash interest expense	12,859	—	—	—	12,859	—
Derivative financial instruments expense	3,599,190	—	—	—	3,599,190	—
Amortization of debt discount	142,866	—	—	—	142,866	—
Amortization of debt issuance costs	34,377	—	—	—	34,377	—
Change in fair value of derivative instruments	(1,455,410)	—	—	—	(1,455,410)	—
Change in assets and liabilities:
Accounts receivable – trade	(8,367)	(79)	(147)	—	(8,514)	(147)
Accounts receivable – officer	(12,627)	—	—	—	(12,627)	—
Inventories	(284,879)	(101,849)	(81,370)	—	(366,249)	(81,370)
Prepaid expenses	(97,874)	(14,999)	(25,289)	—	(123,163)	(25,289)
Accounts payable - trade	208,228	148,194	208,993	5,668	422,889	214,661
Accrued compensation	5,171	3,344	5,019	256,000	266,190	261,019
Accrued expenses	37,526	1,197	1,151	—	38,677	1,151
Net cash used in operating activities	(1,535,078)	(416,090)	(564,290)	(116,600)	(2,225,899)	(690,821)

Cash flows from investing activities
Purchase of property and equipment	(10,520)	—	—	—	(10,520)	—
Net (payments) collections on loans to/from affiliate	—	64,420	64,420	(60,790)	970	970
Net cash provided by (used in) investing activities	(10,520)	64,420	64,420	(60,790)	(9,550)	970

Cash flows from financing activities
Proceeds from the issuance of convertible debt	3,300,000	—	—	—	3,300,000	—
Debt issuance costs related to the convertible debt	(449,738)	—	—	—	(449,738)	—
Principal payments on note payable	—	(27,722)	(27,722)	(9,278)	(50,000)	(50,000)
Proceeds on note payable	420,000	—	100,000	—	520,000	100,000
Net proceeds (repayments) on note payable to/from officer	(62,941)	32,114	42,948	(4,354)	—	62,941
Net proceeds on note payable to director	25,000	—	—	—	25,000	—
Net proceeds on note payable to affiliate	(85,412)	51,966	86,230	—	818	86,230
Proceeds from issuance of common stock	100,000	290,000	290,000	180,000	570,000	470,000
Proceeds from exercise of warrants	17,500	—	—	17,990	38,150	20,650
Net cash provided by financing activities	3,264,409	346,358	491,456	184,358	3,954,230	689,821

Net increase (decrease) in cash	1,718,811	(5,312)	(8,414)	6,968	1,718,781	(30)

Cash – beginning of period	—	8,414	8,414	1,446	30	30

Cash – end of period	$1,718,811	$3,102	$—	$8,414	$1,718,811	$—

Supplemental disclosures of cash flow information:

Cash paid for interest	$2,165	$969	$969	$4,127	$11,263	$9,098

See notes to financial statements.

Supplemental disclosure of non-cash activity:

During the nine months ended September 30, 2006, the Company had the following transactions:

The Company issued options to purchase 150,000 shares of the Company’s common stock, originally valued at $75,080, to a consultant for services, of which $37,540 is included in prepaid expenses at September 30, 2006.

The Company issued 100,000 shares of common stock, valued at $62,000 to consultants for services, of which $31,000 is included in prepaid expenses at September 30, 2006.

The Company issued 125,000 shares of common stock, valued at $112,500, to a consultant for services. The shares were granted during the year ended December 31, 2005.

The Company granted 150,000 shares of common stock, valued at $133,500, to consultants for services, of which $44,500 is included in prepaid expenses at September 30, 2006.

In exchange for 1,040,000 shares of common stock and 520,000 options to purchase common stock, the Company extinguished outstanding note agreements totaling $520,000 of principal indebtedness and accrued interest of $14,010 through an escrow agent and recognized a loss on extinguishment of notes payable in the amount of $545,557.

The Company remeasured 370,000 options to purchase common stock previously valued at $337,697. As a result of the remeasurement, prepaid expenses were decreased by $14,065 and general and administrative expense was decreased by $49,727.

In connection with a convertible debt offering, the Company paid a finder’s fee of 479,303 warrants to purchase the Company’s common stock, valued at $367,199, of which $351,909 is included in debt issuance costs, net of amortization at September 30, 2006, and $15,290 was expensed in amortization of debt issuance costs.

As a result of a convertible debt offering, the Company reclassified 3,585,000 non-employee options and 1,625,000 non-employee warrants, with an estimated fair market value of $3,666,802, from additional paid in capital to derivative financial instruments at estimated fair value.

During the year ended December 31, 2005, the Company had the following transactions:

The Company issued 3,090,000 shares of common stock, valued at $1,110,332, to outside consultants for services, of which $374,656 is included in prepaid expenses at December 31, 2005.

The Company issued 200,000 shares of common stock valued at $42,000 to an outside consultant during the year ended December 31, 2005 for services rendered during the year ended December 31, 2004.

The Company issued 800,000 shares of common stock as payment for an accrued compensation of $256,000.

The Company issued 2,775,000 common stock options, valued at $1,448,417, to consultants for services, of which $279,343 is included in prepaid expenses at December 31, 2005.

During the nine months ended September 30, 2005, the Company had the following transactions:

The Company issued 3,090,000 shares of common stock, valued at $1,110,332, to outside consultants for services, of which $614,698 is included in prepaid expenses at September 30, 2005.

The Company issued 200,000 shares of common stock valued at $42,000 to an outside consultant during the nine months ended September 30, 2005 for services rendered during the year ended December 31, 2004.

The Company issued 800,000 shares of common stock as payment for an accrued compensation of $256,000.

The Company issued 1,605,000 common stock options, valued at $872,176, to consultants for services, of which $37,973 is included in prepaid expenses at September 30, 2005.

The Company issued warrants to purchase 1,125,000 shares of common stock, valued at $417,675, to consultants for services.

During the year ended December 31, 2004, the Company had the following transactions:

The Company issued 1,200,000 shares of common stock, valued at $144,000, to directors and consultants for services.

The Company granted 200,000 shares of common stock, valued at $42,000, to a consultant for services. The shares were issued during the nine months ended September 30, 2005.

See notes to financial statements.

SWEET SUCCESS ENTERPRISES, INC.

(a Development Stage Company)

Information as to September 30, 2006 and 2005 is Unaudited

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Sweet Success Enterprises, Inc., formerly known as New Bridge Reorganization Corporation (the Company), was incorporated on August 7, 1995 in the State of Nevada. On December 12, 2000, the Company filed a petition for bankruptcy protection under Chapter 11 of the Bankruptcy Code. On October 30, 2002, the Court accepted the Company’s Plan of Reorganization effective September 26, 2002. On November 15, 2002, New Bridge Reorganization Corporation entered into an “Agreement Concerning the Exchange of Securities” whereby the Company acquired all of the outstanding common stock of an unrelated entity, Beverage Acquisition Corporation. Prior to the merger, Beverage Acquisition Corporation had entered into an agreement to purchase the Sweet Success brand name along with other intellectual property from Nutri/System, Inc. The Company completed the acquisition of the Sweet Success brand name December 2002.  The merger transaction was accounted for as a capital transaction and not as a business combination.  Immediately after the transaction, the shareholders of Beverage Acquisition Corporation owned 88% of the outstanding stock of the Company.  Additionally, the Company’s Board of Directors, immediately after the transaction, was comprised of the Directors of Beverage Acquisition Corporation.  Prior to the transaction, Beverage Acquisition Corporation did not have any previous operations.

Following the merger, the Company changed its name to Sweet Success Enterprises, Inc. The Company’s operations will ultimately include the production, distribution, and marketing of its principal products, ready-to-drink functional health beverages carrying the Sweet Success brand. To that end, the Company’s operations, to date, have included forming numerous strategic relationships for the purpose of marketing, public relations, product development, product placement, and also for the purpose of securing financing sources.

The Company became a development stage company when the Sweet Success Brand was purchased in December 2002. During June 2005, the Company completed the initial production run of its first product. The Company has had minimal revenue since its acquisition of the Sweet Success Brand and there is no assurance that the Company will generate significant revenue or earn a profit in the future.

Unaudited Interim Information

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles for interim financial information and with the instructions to Form 10-QSB. In the opinion of management, all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the relevant periods have been made. Results for the interim periods are not necessarily indicative of the results to be expected for future periods.

Certain prior period amounts have been reclassified to conform to current period presentation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Inventories

The Company has contracted with outside companies for the production of its products in accordance with product specifications agreed upon by the parties. The Company supplies packaging materials and certain ingredients necessary for the completion of the final product. Raw materials and finished goods are valued at the lower of cost or market determined using the first-in, first-out (FIFO) method. As of September 30, 2006, the Company had raw material inventory of $167,780 and finished goods inventory of $198,469. As of December 31, 2005, the Company had raw material inventory of $37,045 and finished goods inventory of $44,325.

Inventory reserves are established taking into account shrinkage, obsolescence, industry market conditions and trends, general economic conditions and product shelf life. At September 30, 2006 and December 31, 2005, inventory reserves totaled $17,300 and $1,848, respectively.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method with a mid-month convention over the estimated useful lives, primarily three to seven years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful life of the improvement utilizing the straight-line method. Major additions and betterments that extend the useful lives of property and equipment are capitalized and depreciated over their estimated useful lives. Expenditures for maintenance and repairs are charged to expense as incurred.   No depreciation was recorded for the nine months ended September 30, 2006, since the assets were placed in service in late September.

Intangible Assets

Intangible assets consist of the Sweet Success brand name and other intellectual property including the “Sweet Success” trademark, product specifications, trade secrets, and formulae and recipes. Because no determination can currently be made as to the length of the product life cycle, the life of the intangible assets is considered indefinite. Accordingly, no amortization has been recorded.

Convertible Debt Financing and Derivative Liabilities

On August 21, 2006, the Company sold for cash an aggregate of $3.3 million of secured Convertible Promissory Notes (the “Notes” or individually the “Note”) due August 21, 2008 in a private placement offering, commonly referred to as a PIPE offering,  to accredited investors (“Subscribers” or individually the “Subscriber”) (note 6). In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), the conversion right provision, interest rate adjustment provision, liquidated damages clause, redemption option, registration rights, buy-in protection, and anti-dilution protection (collectively, the “Debt Features”) contained in the agreements governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the Debt Features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they are accounted for separately from the debt instrument and recorded as derivative financial instruments. Additionally, the Company issued warrants in connection with the transaction (“the PIPE warrants”) which are also treated as derivative financial instruments. (note 9)

The Notes are potentially convertible into an unlimited number of common shares, resulting in the Company no longer having the control to physically or net share settle existing non-employee options and warrants (note 7).  Thus under EITF 00-19, all non-employee options and warrants that are exercisable during the period that the Notes are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled. (note 6)

At each balance sheet date, the Company adjusts the derivative financial instruments to their estimated fair value and analyzes the instruments to determine their classification as a liability or equity. The estimated fair value of the Debt Features was determined using the probability weighted averaged expected cash flows, Lattice Model or the Black-Scholes model.  These models use several assumptions including:  stock price volatility for the relevant time period, the relevant risk-free interest rate, remaining maturity, and the closing price of the Company’s common stock to determine estimated fair value of the derivative liability.  The estimated value of the PIPE warrants and non-employee options and warrants was determined using the Black-Scholes model.  This model uses several assumptions including:   stock price volatility (utilizing the relevant time period), relevant risk-free interest rate, remaining maturity, exercise price and the closing price of the Company’s common stock to determine estimated fair value of the derivative liability.

The determination of fair value includes significant estimates by management including volatility of the Company’s common stock, interest rates and the probability of conversion, redemption or a future dilutive financing transaction among other items.  The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

Royalties

The Company has entered into agreements which may require the Company to pay royalties ranging from ..50% to 9% of net sales to certain customers. The royalty agreements have various expiration dates through 2013. The Company entered into an agreement with a non-employee director under which he will receive a 1% royalty on the net sales proceeds on the first one million cases of all new products formulated by him, not including Bavarian Chocolate and Creamy Vanilla, (recently enhanced and relabeled Vita-Tein products) not to exceed $1,000,000 in total for all formulated products. (note 9) From inception through September 30, 2006, royalties accrued for under the terms of these agreements were nominal.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for employee stock based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, using an intrinsic value approach to measure compensation expense, if any. Under this method, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds the exercise price. Effective January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards No. 123, (revised 2004) “Share-Based Payment (SFAS 123R), using the modified prospective transition method. Under that transition method, no restatement is necessary to compensation cost recognized in prior periods.

All stock based compensation issued to employees prior to January 1, 2006 was fully earned and thus no future compensation is necessary related to prior issuances. During the nine months ended September 30, 2006, the Company granted 500,000 employee options which vested immediately, and 100,000 employee stock options which are contingent on performance milestones.

Options and warrants issued to non-employees are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services” using a fair value approach.

Stock-based compensation issued to other than employees in conjunction with selling goods or services has been valued using either the Black-Scholes model to calculate the fair value of the services received or to be received or the fair value as determined by the quoted market price on the day of issuance. Options or warrants issued which are contingent upon certain performance occurring, are accounted for under variable plan accounting, at the point in time that management determines that the contingency will be satisfied.

Had compensation cost for the Company’s stock-based employee compensation plans for periods prior to January 1, 2006 been determined based upon a fair value method consistent with SFAS No. 123, its net loss and loss per share would have been increased to the pro forma amounts indicated below:

	For the Nine Months Ended September 30,	For the Years Ended December 31,		Cumulative from January 1, 2003 to
	2005	2005	2004	September 30, 2006	December 31, 2005
	(unaudited)			(unaudited)

Net loss, as reported	$(2,683,604)	$(3,853,952)	$(564,268)	$(12,622,520)	$(6,282,900)
Deduct: Stock based employee compensation determined under the fair value based method	(893,273)	(893,273)	—	(893,273)	(893,273)
Add: Stock based employee compensation included in net loss	858,000	858,000	—	858,000	858,000
Net loss, pro forma	$(2,718,877)	$(3,889,225)	$(564,268)	$(12,657,793)	$(6,318,173)

Basic and diluted loss per share, as reported	$(.25)	$(0.33)	$(0.10)
Basic and diluted loss per share, pro forma	$(10,853,296)	$(0.34)	$(0. 10)

For options granted to employees in 2005, the fair value of the option grants were determined using the Black-Scholes option pricing model with the following weighted average assumptions: stock price: $1.99, expected volatility of 82%, risk free interest rate of 3.85%, and expected life of 5 years.

Revenue Recognition

The Company’s products are sold to distributors and retailers (collectively the “customers”) for cash or on credit terms which are established in accordance with local and industry practices and typically require payment within 30 days of delivery. Revenue is recognized upon receipt by the Company’s customers, in accordance with written sales terms, net of provisions for discounts and allowances, unless considered consignment or a contingent sale which will remain in inventory, until the products are sold through to end users. If prepaid by the customer, amounts will be considered deferred revenue until such time as the products have been shipped. Sales returns and allowances are stipulated by contractual obligations the Company has entered into with its customers. In the case of sales of new products with right of return, for which the Company cannot reliably estimate expected returns of the new product, the Company defers recognition of revenue until the right of return no longer exists or until the Company has developed sufficient historical experience to estimate sales returns. As of September 30, 2006, the Company had no consigned inventory balance and no deferred revenue balance related to contingent sales.

As September 30, 2006, a sales returns allowance of $6,804 was recorded in accrued liabilities.

Provision for Doubtful Accounts

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.  As of September 30, 2006 and December 31, 2006, no allowance was deemed necessary.

Advertising Costs

The Company expenses advertising as incurred. Advertising costs of approximately $52,000 and $1,000 were incurred for the nine months ended September 30, 2006 and 2005, respectively.  For the years ended December 31, 2005 and 2004, advertising costs incurred were $11,000 and $0, respectively.

Research and Development Costs

Research and development costs, which consist primarily of product development costs as well as non-cash compensation for stock options, are expensed in the period incurred and are included in general and administrative expenses. During the nine months ended September 30, 2006 and 2005, the Company incurred research and development costs of approximately $160,000 and $45,000, respectively.  For the years ended December 31, 2005 and 2004, research and development costs incurred were $189,000 and $15,000, respectively.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from net operating loss carryforwards, and because realization of such carryforwards is uncertain and certain transactions may limit their utilization, a valuation allowance has been recorded to fully offset the tax benefit from such carryforwards. The net operating loss carryforwards, expiring from 2015 through 2026, totaled approximately $5.0 million as of September 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to an annual comparison of the fair value of the long-lived asset with its carrying amount in its assessment of whether or not long-lived assets have been impaired. The Company has not recognized any impairment charges for its long-lived assets for the nine months ended September 30, 2006 and 2005 or for the years ended December 31, 2005 and 2004.

Net Loss Per Common Share

Basic loss per share has been calculated using the weighted average number of common shares outstanding in accordance with SFAS 128 “Earnings Per Share.”  For the period ended September 30, 2006 and 2005, stock options and warrants totaling 11,292,331 and 3,155,000 shares respectively were not included in the computation of diluted loss per share as their effect was anti-dilutive.  For the years ended December 31, 2005 and 2004, stock options and warrants totaling 4,225,000 and 425,000 shares respectively were not included in the computation of diluted loss per share as their effect was anti-dilutive. Common stock equivalent shares issuable upon conversion of preferred stock totaling 1.4 million shares were excluded from the loss per share calculation for the periods ended September 30, 2006 and 2005 and the year ended December 31, 2005. The approximately 5.6 million shares of common stock issuable upon conversion of the Notes, had they been converted as of September 30, 2006, were also considered to be anti-dilutive.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash, due from affiliate, accounts payable, and due to officer. The carrying amounts of these financial instruments approximate fair value due to their short-term nature.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash. The Company maintains its cash balances in a financial institution located in Texas, and periodically has cash balances in excess of Federal Deposit Insurance Corporation limits.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements 133 and 140” (“SFAS 155”) to permit but not require fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  SFAS 155 allows the Company to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated.  The Company adopted SFAS 155 in January 2006 but has not yet elected its provisions in relation to any of the Company’s financial instruments.  SFAS 155 could have a significant impact on the Company’s future financial statements depending on the extent of relevant transactions and the Company’s decision to elect or not elect SFAS 155 treatment.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. If a tax position is more likely than not to be sustained upon examination, then an enterprise would be required to recognize in its financial statements the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is not expected to materially affect the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS 157 simplifies and codifies related guidance within GAAP but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial position or results of operations, but will expand disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. The Company will be required to adopt the provisions of SAB 108 in fiscal year 2007. The Company does not believe that the adoption of SAB 108 will have a material impact on the financial statements.

Note 2 - Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. As shown in the accompanying statement of operations, the Company has incurred net losses since beginning its development stage of $12.6 million. The Company’s continued existence is dependent upon its ability to secure adequate financing for the funding of future operations as well as its ability to achieve profitable operations. Historically, the Company has supported its activities through the issuance of convertible debt and common stock through private placements, proceeds on notes payable, employee advances, and the issuance of common stock, options, and warrants for various services including marketing, public relations, product development and the search for additional financing sources.

In August 2006, the Company closed on a private placement offering to accredited investors. See note 6 for details regarding the terms and conditions. Funds from the offering were used primarily for marketing, inventory development, payment of debt and working capital. The Company expects that given requirements for currently planned product development and production efforts and its current level of overhead, it can continue to operate with currently available funds for a maximum of six months from September 30, 2006, although no assurance may be given that it will be able to do so and the extent of its expenditures on product development and product production and ability to market products produced may significantly impact that time frame.

Until such time as the products mature and the Company experiences repeat use by retail customers, the Company continues to meet with brokerage firms, private equity groups and individuals to explore possibilities of raising additional cash sufficient to fund its long-range business operating plan. The Company has no commitments from any investor for such financing other than disclosed herein. The Company also intends to pursue conventional financing sources to support projected accounts receivable and inventory balance growth.  The agreements associated with the convertible debt financing transaction restrict the Company’s ability to raise additional capital or obtain additional debt funding.

No assurance can be given that these funding strategies will be successful in providing the necessary funding to finance the operations of the Company. Additionally, there can be no assurance, even if successful in achieving its business plan goals or obtaining financing, the Company will be able to generate sufficient cash flows to fund future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or amounts and classification of liabilities that might be necessary related to this uncertainty.

Note 3 – Prepaid Expenses

Prepaid expenses consist of the following:

	September 30, 2006	December 31, 2005
	(Unaudited)

Prepaid marketing and promotion (Note 7)	$63,000	$462,278
Prepaid business advisory services (Note 7)	113,040	208,916
Prepaid investor relations (Note 7)	5,858	42,522
Prepaid research and development (Note 7)	19,968	34,033
Prepaid operating costs	68,790	—
Other	3,237	25,289
	$273,893	$773,038

Note 4 – Intangible Asset - Sweet Success Brand

In December 2002, the Company acquired the “Sweet Success” brand and other intellectual property from Nutri/System, Inc. (“Nutri”) for $200,000 in exchange for $150,000 in cash, a promissory note of $50,000 and 200,000 warrants to purchase common stock with an exercise price of $5.00, expiring December 24, 2005. No value has been assigned to the warrants as the fair value of the warrants, utilizing the Black-Scholes option pricing model, at date of grant was nominal. The following assumptions were used to value the warrants; stock value of $.50, expected life 3.0 years, .10% volatility and a risk-free rate of return of 4.5%. The warrants expired unexercised December 24, 2005. In connection with the purchase of the “Sweet Success” brand, the Company has entered into a royalty agreement with Nutri in which the Company shall make payments to Nutri equal to 1% of the Net Sales, payable quarterly on sales generated in the 19th and 36th months after the initial marketing of the Sweet Success product.

The intellectual property acquired includes the “Sweet Success” trademark, product specifications, trade secrets, and formulae and recipes. Because no determination can currently be made as to the length of the product life cycle, the life of the intellectual property is considered indefinite. Accordingly, no amortization has been recorded.

Note 5 - Related Party Transactions

The Company has made and received various advances to and from a company owned by an officer of Sweet Success Enterprises. On December 9, 2005, the Company entered into a note agreement with the affiliate whereby all advances bore interest at 8% per annum. Principal and interest were due September 20, 2006, but were substantially reduced on

August 22, 2006. The balances due to the affiliate were $818 and $86,230 at September 30, 2006 and December 31, 2005, respectively.

An officer of the Company has made advances to the Company to help fund operations. On December 9, 2005, the Company entered into a note agreement with the officer whereby all advances bore interest at 8% per annum.  Principal and interest were due September 20, 2006, but were paid in full on August 22, 2006. The balances owed by (due to) the officer were $12,627 and $(62,941) at September 30, 2006 and December 31, 2005, respectively.  Subsequent to the August repayment, the advances are used on a current terms basis and no longer are interest bearing.  The balance of the accounts receivable-officer was $2,384 as of November 8, 2006 after the settlement of expenses incurred on behalf of the Company subsequent to September 30, 2006.

In April 2006, the Company entered into an unsecured note agreement with a director, to fund operations, totaling $25,000. The note agreement bears interest at 8% per annum. Principal and interest are due November 30, 2006. (note 9)

Note 6 – Notes Payable

Convertible Debt

During the quarter ended September 30, 2006, the Company sold for cash an aggregate of $3.3 million of secured Convertible Promissory Notes in a private placement offering to third party accredited investors. The Subscribers have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of the Notes, together with interest and fees due thereon, into shares of the Company’s common stock until the August 21, 2008 maturity date of the Notes.  Subscribers were also granted one Class A and one Class B common stock purchase warrant for each two shares that are issuable upon conversion of the debentures. The conversion price as of August 21, 2006 of $.6885 per share was used for purposes of issuing the PIPE warrants.

In connection with this transaction, the Company incurred cash issuance costs of $449,738 which included a finder’s fee of $330,000, and issued 479,303 Class A warrants (valued at $375,307 at issuance) to the finder, for a total of $825,045 to be amortized over the two year contractual term of the notes using the effective interest method.  Amortization expense for the quarter ended September 30, 2006 was $34,377.  The finder will also receive ten percent of all warrant proceeds.

Date of Notes	Amount of Notes	Conversion Price (1)	Term of Notes
August 21, 2006	$3,300,000	75% or $5.00	2 years

Date PIPE warrants Issued	Number of PIPE warrants	Exercise Price	Term of PIPE warrants (2)
August 21, 2006	2,875,817	$1.00	5 years
August 21, 2006	2,396,514	$1.25	5 years

(1)    The conversion price is the lesser of $5.00 per share or 75% of the average of the closing bid prices of the common stock for the five trading days prior to conversion.

(2)    The five year term on the PIPE warrants does not begin until the effective date of the required registration statement which must be filed within 150 days to avoid monetary penalties.   Thus, the Company used a 5.42 year life for initial measurement as of August 21, 2006.

The Notes and the derivative liability related to the Debt Features have been classified as current liabilities as of September 30, 2006, since the Notes may be converted at the Subscriber’s option at any time after issuance and because of the put provision inherent in the redemption option.  The warrants are also exercisable by the Subscriber at their option at any time after issuance and thus the derivative liability related to their estimated value has also been classified as a current liability.

The Notes are secured by substantially all of the Company’s assets and accrue interest at no less than eight percent (8%) with provisions for increased rates should certain events occur or fail to occur.  Accrued but unpaid interest is payable at maturity or may be included in the amount subject to conversion.  As of September 30, 2006, the applicable interest rate remains 8%. Contractual interest expense for the nine months ended September 30, 2006 and the related accrued interest payable as of that date were $28,932.

Except as detailed in the subscription agreement, the proceeds from the Notes may not be used for accrued and unpaid officer and director salaries, payment of financing related debt, redemption of outstanding notes or equity instruments of the Company, litigation related expenses or settlements, brokerage fees, or non-trade obligations outstanding. Funds from the sale of the debentures will be used primarily for marketing, inventory development, payment of debt and working capital.  The Notes and related agreements also limit the Company’s ability to pledge its assets, issue stock, options or warrants, incur additional debt, pay dividends on its common or preferred stock, and engage in transactions with officers, directors or employees.

In the event (i) the Company is prohibited from issuing shares, (ii) the Company fails to timely deliver shares on a delivery date, (iii) upon the occurrence of any other event of default, any of the foregoing that continues for more than twenty (20) business days, (iv) a change in control or (v) of the liquidation, dissolution or winding up of the Company, then at the Subscriber’s election, the Company must pay to the Subscriber 120% of the outstanding principal amount of the Note designated by the Subscriber, together with accrued but unpaid interest thereon.

Events of default include failure to pay principal or interest, breach of any material covenant which is not cured within 10 days of notice, breach of representations and warranties, bankruptcy, appointment of a receiver or trustee, a judgment for more than $50,000 that remains unresolved for 45 days, nonpayment under any other obligation greater than $100,000 for more than 20 days unless contested in good faith, delisting of the common stock for a period of seven consecutive trading days or notification the Company is not in compliance with listing conditions, a suspension of trading for five or more consecutive trading days, failure to timely deliver converted shares, warrant shares or replacement notes, failure to register the shares related to the Notes in accordance with the requirements contained in the agreement, and failure to reserve the required amount of shares for issuance upon conversion.  The agreements also have cross default provisions with any other agreement to which the Company is a party.

The Company agreed not to file or amend any already filed registration statement to increase the amount of common stock registered therein, or reduce the price of which such common stock is registered therein without the consent of the Subscribers until the sooner of 180 days after the effectiveness of the registration statement filed to register the shares issuable in connection with the Notes and PIPE warrants or until all the shares and warrant shares have been resold or transferred by the Subscribers pursuant to the registration statement or Rule 144, without regard to volume limitations (the “Exclusion Period”).

Until the end of the Exclusion Period, the Company will not enter into any acquisition, merger, exchange or sale or other transaction that could have the effect of delaying the effectiveness of any pending registration statement or causing an already effective registration statement to no longer be effective or current for a period of twenty or more days in the aggregate.

The Notes and PIPE warrants have anti-dilution rights reducing the conversion and exercise prices for certain issuances of equity securities by the Company at an effective price below the applicable conversion or exercise price.

The Company agreed to file a registration statement with the Securities and Exchange Commission promptly within 45 days from the closing date of the private placement in order to register 150% of the Shares issuable upon conversion of all of the Notes by the Subscribers, and 100% of the shares issuable upon exercise of the PIPE warrants. The Company filed the registration statement within the stated time frame. Should the registration statement not become effective within 180 days of the closing date of the private placement, the Company will incur significant monetary penalties.  (note 9)  The Company agreed to use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until August 21, 2008.  Until the earlier of the resale of the shares and the PIPE warrant shares by each Subscriber or August 21, 2008, the Company will use its best efforts to continue the listing or quotation of the common stock on a principal market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the principal market.  During the period the conversion right exists, the Company is also required to reserve from its authorized and unissued common stock not less than an amount of common stock equal to 200% of the amount of shares issuable upon the full conversion of the Notes.

The Notes provide for liquidated damages on the occurrence of several events, including not meeting and maintaining the registration requirements and not responding to oral or written comments on the registration statement within ten business days. The liquidated damages are calculated as two percent of the aggregate principal balance of the unconverted Notes and the purchase price of shares issued upon conversion of Notes and exercise of the PIPE warrants for every 30 days or part thereof that the requirements are not met.  As of September 30, 2006, no liquidated damages have been incurred by the Company. (note 9)

The investors have contractually agreed to restrict their ability to convert the Notes or exercise their PIPE warrants and receive shares of the Company’s common stock such that the number of shares of common stock held by the investors and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.  The Subscriber may waive the 4.99% conversion limitation, in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.  The Subscriber may decide whether to convert a Note or exercise PIPE warrants to achieve an actual 4.99% or up to 9.99% ownership position as described above.

The PIPE warrants are exercisable on a cashless basis if the shares of common stock underlying the PIPE warrants are not then registered pursuant to an effective registration statement.  In the event the Subscribers were to exercise the PIPE warrants on a cashless basis, the Company would not receive any proceeds and may recognize additional expense.

The proceeds from the financing transaction were first allocated to the fair value of the PIPE warrants (see PIPE WARRANTS ISSUED below) and then to the fair value of the compound embedded derivative contained in the Notes (see DEBT FEATURES below). The total fair value of the PIPE warrants plus the Debt Features was greater than the amount of the Notes.  As such, the Notes were recorded at zero, a significant discount from their face amount.  This resulted in a debt discount which is being accreted using the effective interest method over the contractual term of the Notes. For the quarter ended September 30, 2006 the Company accreted $142,866 of debt discount.  The excess of the total fair value of all derivative financial instruments over the proceeds from the Notes was recorded as Derivative financial instruments expense of $3,599,190.

The PIPE warrants issued in connection with the Notes were determined to be freestanding derivative instruments. Accordingly, both the embedded and freestanding derivatives have been accounted for separately at estimated fair value under SFAS 133. The embedded derivatives are accounted for on a “bundled” basis in accordance with Statement 133 Implementation Issue No. B-15.

PIPE WARRANTS ISSUED

The estimated fair value of the PIPE warrants at issuance was as follows:

			Volatility
Date PIPE Warrants Issued	Number of PIPE warrants	Value at Issuance	at Issuance
August 21, 2006	2,875,817	$2,296,986	114%
August 21, 2006	2,396,514	$1,873,584	114%

These amounts have been classified as a derivative instrument and recorded at issuance as a liability for “Derivative financial instruments at estimated fair value” on the Company’s balance sheet in accordance with current authoritative guidance including EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  The five year term on the PIPE warrants does not begin until the effective date of the required registration statement which must be filed within 150 days to avoid monetary penalties.   Thus, the Company used a 5.42 year life for initial measurement as of August 21, 2006. The estimated fair value of the PIPE warrants as of August 21, 2006 was determined using the Black-Scholes option-pricing model with the following inputs and assumptions:   closing stock price $.94, respective exercise price of $1.00 or $1.25, expected life of 5.42 years, 114% volatility, and a risk free interest rate of 4.77%.  The Company engaged an outside consultant to assist management in valuing the PIPE warrants and the compound derivative embedded in the Notes.

In accordance with the provisions of SFAS 133, the Company is required to adjust the carrying value of the PIPE warrants to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of other expense or income. Accordingly, the PIPE warrants were revalued as of September 30, 2006.  In valuing the PIPE warrants at September 30, 2006, the Company used the following inputs and assumptions:   closing stock price $.78, respective exercise price of $1.00 or $1.25, expected life of 5.31 years, 112% volatility, and a risk free interest rate of 4.59%.  The warrant derivative liability at September 30, 2006, had decreased from the $4,170,570 recorded at issuance to a fair value of $3,344,891 which resulted in a change in fair value of derivatives of $825,679 on the Company’s books for the quarter ended September 30, 2006.

The estimated value of the PIPE warrants at both August 21, 2006 and September 30, 2006 includes the value of the anti-dilution protection which was estimated using the Black-Scholes model with a call option variable calculation. Inputs to the model included the term, volatility and interest rate assumptions for the relevant date as discussed above, a zero percent dividend assumption and a 10% probability of anti-dilution. The estimated probability of a dilutive financing transaction is based on management’s combined estimate of the likelihood of such a transaction occurring during the two or five year periods that the Notes and PIPE warrants are potentially outstanding and includes a consideration of the Company’s historical and forecasted operating results, liquidity, and the likelihood of other non-dilutive financing alternatives. Accordingly, management has assigned a 10% probability to future dilutive financing transactions for the Notes and PIPE warrants at both August 21, 2006 and September 30, 2006.

The determination of fair value includes significant estimates by management including volatility of the Company’s common stock, interest rates and the probability of redemption or a future dilutive financing transaction among other items.  The recorded value of the PIPE warrants can fluctuate significantly based on fluctuations in the fair value of the Company’s common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for exercise of the PIPE warrants.  The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

DEBT FEATURES

Pursuant to the terms of the Notes, the Notes are convertible at the option of the holder, at anytime on or prior to maturity. There is an interest rate adjustment provision, liquidated damages clause, redemption option, registration rights, buy-in protection and anti-dilution protection.  In accordance with SFAS 133, as amended, the Debt Features contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the Debt Features qualified as a compound embedded derivative instrument at issuance and, because they do not qualify for any scope exception within SFAS 133, they are accounted for separately from the debt instrument and recorded as derivative financial instruments.

At issuance of the Notes, the Debt Features had an estimated initial fair value as follows, which was recorded in the liability caption “Derivative financial instruments at estimated fair value” on the balance sheet.

Debt Features
Date of Notes	Value at Issuance
August 21, 2006	$3,103,927

In accordance with the provisions of SFAS 133, the Company is required to adjust the carrying value of the Debt Features to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of other expense or income.  The estimated fair value of the Debt Features at the date of issuance was determined using the probability weighted averaged expected cash flows / Lattice Model and the Black-Scholes model with the following inputs and assumptions:  closing stock price $.94, a conversion price and period based on the terms of the Notes (2 years), 102% volatility, and a risk free interest rate of 4.85%.   In valuing the Debt Features at September 30, 2006, the Company used the following inputs and assumptions:  closing stock price $0.78, a conversion price and period based on the terms of the Notes (1.9 years), 100% volatility, and a risk free interest rate of 4.71%.  Dividends were assumed to be zero for each estimate. The specific model used for each component of the Debt Features and assumptions used in addition to the applicable general inputs and assumptions were as follows:

•                                          The conversion feature was valued using the Black-Scholes model with a call option variable calculation. The feature was valued using full conversion of the outstanding debt.

•                                          The interest rate adjustment provision was estimated using the Lattice Model and a 50% probability for both interest rate increases and decreases.

•                                          The registration rights and associated liquidated damages clause were estimated at 2% for one thirty day period of non-registration.

•                                          The redemption option was valued using the Lattice Model to generate expected cash flows and then discounting the probability weighted expected cash flows. The probability of a redemption event was estimated at 50%, since the registration statement has not yet been declared effective and there are a number of defined events that invoke the redemption option.

•                                          The anti-dilution protection value was estimated using the Black-Scholes model with a call option variable calculation and a 10% probability of anti-dilution. The estimated probability of a dilutive financing transaction was based on the rationale discussed above in the “PIPE WARRANTS ISSUED” sub-heading.

•                                          The potential buy-in feature whereby the Company would reimburse the debt holder for any change in market price if the Company is unable to deliver registered shares in a timely fashion was determined to have a negligible probability and accordingly, the related value of this potential derivative is not considered to be significant at September 30, 2006.

Management will monitor the probabilities and assumptions used in the above estimates and will revise them as necessary to estimate fair value at each balance sheet date.

For the quarter ended September 30, 2006, the Company recorded a change in fair value of derivatives on the statement of operations for the Debt Features of $93,663.  At September 30, 2006, the estimated fair value of the Debt Features was approximately $3,197,590, due in part to a decrease in the market value of the Company’s common stock to $0.78 from $0.94 at August 21, 2006.

The determination of fair value includes significant estimates by management including volatility of the Company’s common stock, interest rates and the probability of conversion, redemption or a future dilutive financing transaction among other items. The recorded value of the Debt Features related to the Notes can fluctuate significantly based on fluctuations in the fair value of the Company’s common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for the debt contracts.  The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

EXISTING NON-EMPLOYEE OPTIONS AND WARRANTS

The Notes are potentially convertible into an unlimited number of common shares, resulting in the Company no longer having the control to physically or net share settle existing non-employee options and warrants (note 7).  Thus under EITF 00-19, all non-employee options and warrants that are exercisable during the period that the Notes are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

As of the date of issuance of the Notes, the fair value of options to purchase 3,585,000 shares and warrants to purchase 1,625,000 shares totaling $3,666,802 was reclassified to the liability caption “Derivative financial instruments at estimated fair value” from additional paid-in capital.  The fair value as of August 21, 2006 was determined using the closing price of  $0.94, the respective exercise price($.10-$3.00), the remaining term on each contract (.36- 5 years), the relevant risk free interest rate (4.77-5.11%) as well as the relevant volatility (102-119%).

In accordance with the provisions of SFAS 133, the Company is required to adjust the carrying value of these non-employee options and warrants to fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of other expense or income. Accordingly, these non-employee options and warrants were revalued as of September 30, 2006.  In valuing these options and warrants at September 30, 2006, the Company used the closing price of the Company’s stock of $0.78, the respective exercise price($.10-$3.00), the remaining term on each contract (.25- 5 years), the relevant risk free interest rate (4.59-4.97%) as well as the relevant volatility (96-113%).  The non-employee warrant derivative liability at September 30, 2006, related to these options and warrants had decreased from the $3,666,802 recorded as of August 21, 2006 to a fair value of $2,943,408, which resulted in a change in fair value of derivatives of $723,394 on the Company’s books for the quarter ended September 30, 2006, which is recognized in other income or expense.  Additionally, the Company recorded $34,057 as a derivative liability related to non-employee option grants after funding.

The determination of fair value for the non-employee options and warrants includes significant estimates by management including volatility of the Company’s common stock, and interest rates among other items.  The recorded value of the non-employee options and warrants can fluctuate significantly based on fluctuations in the fair value of the Company’s common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for exercise of the options and warrants.  The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

SUMMARY OF DERIVATIVES VALUES

The following tabular information summarizes the change in value of the derivative instruments during the three months ended September 30, 2006:

	PIPE warrants derivative liability	Debt features derivative liability	Non-employee stock option/warrant derivative liability	Total
Derivative financial instruments at estimated fair value as of August 21, 2006	$4,170,570	$3,103,927	$3,666,802	$10,941,299
Non-employee option grants after funding	—	—	34,057	34,057
Change in estimated fair value of derivatives	(825,679)	93,663	(723,394)	(1,455,410)
Derivative financial instruments at estimated fair value as of September 30, 2006	$3,344,891	$3,197,590	$2,977,465	$9,519,946

The carrying value of the convertible debt as of September 30, 2006 was as follows:

Convertible debt on issuance, August 21, 2006	$3,300,000
Debt discount on issuance	(3,300,000)
Accretion of debt discount	142,866
September 30, 2006 net value of convertible debt	$142,866

Notes Payable

In November 2005, the Company entered into two note agreements with third parties, to fund operations, totaling $100,000. The note agreements bore interest at 7% per annum with principal and interest due November 2, 2006 and provided for prepayment, in whole or in part, without penalty.  During the first quarter of 2006, additional advances totaling $420,000 were made to help fund operations with the same terms and conditions as the original note agreements. In June 2006, the third parties assigned and transferred all outstanding note agreements totaling $520,000 of principal indebtedness to an escrow agent who subsequently extinguished said notes for 1,040,000 shares of the Company’s common stock and 520,000 options to purchase common stock of the Company. The fair value of $832,000 (as determined by the quoted market price on day of conversion) for the stock issued was recorded as additional paid in capital for the quarter ended June 30, 2006. Each option is exercisable for one share of the Company’s common stock at an exercise price of $.60 and will expire on December 8, 2007. The Company has recorded the fair value of $247,567 as additional paid in capital for the quarter ended June 30, 2006, which represented the fair value determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.80, expected life of 1.5 years, 112% volatility, and a risk-free interest rate of 5.03%. A loss was recorded on the notes payable extinguishment in the amount of $545,557. The remainder of indebtedness comprising of $14,010 of interest accrued through the date of extinguishment, as per the original note terms, was waived. The holder(s) of the shares and options were granted piggy-back registration rights if the Company files any registration statement or upon written notice to the Company, the holder(s) may require the registration of such shares at any time commencing 180 days after shares are issued.

Note 7 – Stockholders’ Equity

Common Stock Issuances

In 2003, the Company issued 220,000 shares of common stock to consultants in exchange for services rendered during the year. The fair value of $440,000 (as determined by the quoted market price on day of issuance) for the services performed was recorded as general administrative expense during the year ended December 31, 2003.

In 2003, the Company issued 266,000 shares of common stock in conjunction with the exercise of warrants. In addition, the Company received $192,500 for the sale of 70,000 shares of common stock, 70,000 Series A warrants exercisable at $1.50 per common share, 70,000 Series B warrants exercisable at $2.00 per common share, and 70,000 Series C warrants exercisable at $3.00 per common share. The proceeds were allocated to the common stock as the fair value of the warrants was nominal. The fair value of the warrants determined utilizing the Black-Scholes option pricing model using the following assumptions :  stock prices of $2.00, expected useful lives ranging from 1.3 years to 4.3 years, .10% volatility, and risk free interest rates ranging from 1.23% to 2.29%.

In 2004, the Company completed a private offering for the sale of 2,500,000 shares of common stock for a total of $180,000.

In 2004, the Company issued 1,200,000 shares of common stock to employees and consultants in exchange for services rendered during the year. The fair value of $144,000 (as determined by the quoted market price on day of issuance) for the services performed was recorded as general administrative expense during the year ended December 31, 2004. The Company also granted 200,000 shares of common stock to a consultant for services performed during 2004; however since the stock was not issued until 2005, the fair value of these services has been included in accrued expenses at 2004. The fair value of $42,000 (as determined by the quoted market price on day of issuance) for the services performed was recorded as general administrative expense during the year ended December 31, 2004.

In 2004, the Company issued 819,000 shares of common stock in conjunction with the exercise of warrants. Included in the issued shares are 70,000 shares which were issued to the warrant holders as an incentive for warrant exercise. The fair value of the additional shares of common stock of $10,500 (as determined by the quoted market price on day of issuance) was recorded as general administrative expense during the year ended December 31, 2004.

In 2005, the Company completed a private offering for the sale of 1,312,500 shares of common stock for a total of $290,000.

In 2005, the Company issued 3,090,000 shares of common stock to employees and consultants in exchange for services rendered during the year. The fair value of approximately $1,110,332 (as determined by the quoted market price on day of issuance) for the services performed was recorded as $735,676 in general administrative expense for the year ended December 31, 2005 and $374,656 was included in prepaid expenses as of December 31, 2005 as the services are to be performed in subsequent periods.  Additionally, during the nine months ended September 30, 2006, the Company expensed $368,853 in general and administrative expenses and had $5,803 remaining in prepaid expense as of September 30, 2006.

In 2005, the Company issued 800,000 shares of common stock to employees in lieu of cash payment for accrued compensation for services rendered in 2004 of $256,000.

In 2005, the Company issued and held 200,000 shares of common stock pending performance of a consultant. As of December 31, 2005, 30,000 shares have been earned by the consultant. The fair value of $41,400 (as determined by the quoted market price on day of issuance) for the 30,000 shares was recorded to general and administrative expense. The Company transferred the 30,000 shares to the consultant in October 2005. The fair value of the remaining 170,000 shares has not been recognized by the Company as no services have been performed related to these shares. In September, 2005 this agreement was replaced. The new agreement provides for 75,000 additional shares to be issued upon certain performance criteria being met.  In August 2006, the Company cancelled the remaining 170,000 shares as these shares had not been earned and the contract had been terminated.

In December 2005, the Company entered into a six-month agreement with a consultant to provide investor relations. Under the terms of this agreement, the consultant was to be issued 125,000 shares of the Company’s stock and paid a monthly service fee. The shares were issued in May 2006. The fair value of the shares was determined to be $112,500 and was recorded as $18,750 in general and administrative expense for the year ended December 31, 2005 and $93,750 in general and administrative expense for the nine months ended September 30, 2006.

During the nine months ended September 30, 2006, the Company issued 210,000 shares of common stock to consultants in exchange for services rendered during the year. The fair value of the shares was determined to be $149,750 (as determined by the quoted market price on day of issuance) with $31,000 recorded as prepaid expenses for services to be performed in subsequent periods and the remaining $118,750 is included in general and administrative expenses for the nine months ended September 30, 2006.

During the nine months ended September 30, 2006, the Company agreed to issue 250,000 shares of common stock to consultants in exchange for services to be rendered. The fair value of the common stock shares to be issued was determined to be $211,500 with $44,500 recorded as prepaid expenses for services to be performed in subsequent periods and the remaining $167,000 is included in general and administrative expenses for the nine months ended September 30, 2006.  In November 2006, the Company issued 150,000 of these shares.

In June 2006, the Company completed a private placement offering with an investor for the sale of 200,000 shares of common stock for a total of $100,000.

In August 2006, the Company issued 25,000 shares of common stock for proceeds of $17,500 upon the exercise 25,000 stock warrants by a consultant.

Preferred Stock Issuances

In March 2005, the Company agreed to issue 140,000 shares of Class A convertible preferred stock (“Preferred”) to 3 employees for services rendered. These shares of convertible preferred stock do not pay dividends, are non-voting, have a liquidation preference of $.0001 per share ($14) and each share is convertible into ten shares of the Company’s common stock between March 2006 and August 15, 2010. Each share of Preferred was valued at $3.20 per share (as determined by the quoted market price of the underlying common stock on the day shares were awarded multiplied times the conversion rate). The Company has recorded general administrative expense of $448,000.

Stock Options and Warrants

Effective September 26, 2002, the Company issued Series A, B and C warrants as a result of the bankruptcy proceedings of the predecessor company. The terms of each Series of warrants follows.

Effective September 26, 2002, the Company issued 445,000 Series A warrants with an exercise price of $1.50 and an expiration date of December 31, 2004. In 2003, the Company approved a temporary reduction of the exercise price from $1.50 to $.01. The temporary reduction was effective for warrant exercises through 2004. In 2004, the Company extended the expiration date of the warrants to December 31, 2005. The warrants expired December 31, 2005 unexercised.

Effective September 26, 2002, the Company issued 445,000 Series B warrants with an exercise price of $2.00 and an expiration date of December 31, 2005. In 2003, the Company approved a temporary reduction of the exercise price from $2.00 to $1.00. In 2004, the exercise price was further reduced from $1.00 to $.01. The temporary reductions were effective for warrant exercises through 2004. The warrants expired December 31, 2005, unexercised.

Effective September 26, 2002, the Company issued 445,000 Series C warrants with an exercise price of $3.00 and an expiration date of December 31, 2007. In 2003, the Company approved a temporary reduction of the exercise price from $3.00 to $1.00. In 2004, the exercise price was further reduced from $1.00 to $.01. The temporary reductions were effective for warrant exercises through 2004. At December 31, 2005, 75,000 warrants remain outstanding.

In 2003, the Company recorded additional general and administrative expense of $1,414,749 to reflect the remeasurement of the warrants for the change in exercise price. The Company did not record additional general and administrative expense for the extension of the expiration date or the temporary reduction in exercise price in 2004 as the remeasurement amount was nominal.

In June 2005, the Company issued 250,000 warrants to a consultant and recorded general and administrative expense of $15,720 for awards valued at the estimated fair value of approximately $.06 per common share, determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.35, expected life of 5 years,

.10% volatility, and a risk-free interest rate of 4%. In August 2005, the consultant became a member of the board of directors.

In October 2005, the Company entered into a consulting agreement. Under the terms of the agreement, the Company issued the consultant 250,000 warrants with an exercise price of $.80. Utilizing the Black-Scholes option pricing model with the following assumptions: stock price $.86, expected life of 2 years, 90% volatility, and a risk-free interest rate of 4.18%, the fair value was determined to be $110,939 and is included in general and administrative expense during 2005.

During the year ended December 31, 2005, the Company issued 755,000 stock options to consultants and recorded general and administrative expense of $125,788 and $24,734 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, and prepaid expense of $24,790 and $56 as of December 31, 2005 and September 30, 2006, respectively, for awards valued at the estimated fair value of $150,578, utilizing the Black-Scholes option pricing model with the following assumptions: stock prices ranging from $.22 to $2.00, expected lives ranging from one year to 5 years, volatility ranging from .10% to 100%, and a risk-free interest rate of 4% to 4.38%. No options were granted during the year ended December 31, 2004.

In April 2005, the Company issued 600,000 stock options to a consultant for assistance in identifying strategic partners. The options vest depending on the consultant’s ability to identify and enter into a contract on behalf of the Company with a strategic partner for promotion of the Company’s’ product, which occurred in July, 2005. The fair value was determined to be $328,677, utilizing the Black-Scholes option pricing model with the following assumptions: stock price $.70, expected life of 2.79 years, 82% volatility, and a risk-free interest rate of 4%. The Company recognized the total $328,677 as general and administrative expense during 2005.

In June 2005, the Company issued 250,000 options in conjunction with an agreement with a member of the Board of Directors effective August 2005. The options have an exercise price of $.35 and expire in 2010. The Company has accounted for these options under APB 25 and recorded general and administrative expense of $410,000.

In June 2005, the Company issued 500,000 options in conjunction with an employment agreement. The options will vest upon the Company receiving funding in excess of $5 million. The employment agreement is also contingent upon the Company receiving funding in excess of $5 million. As of December 31, 2005, the Company had not received the required funding and management is unable to estimate when the funding will be received, thus these options are not deemed to be issued and outstanding as of December 31, 2005. Effective in August 2006, the Company amended the employment agreement to reduce the minimum funding requirement for the employment agreement to become effective (See Note 8 — Commitments and Contingencies).  Under the terms of this agreement, the Company issued 500,000 options with an exercise price of $0.35 which vested immediately.  The fair value at measurement date was determined to be $402,656 utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.90, expected life of 5 years, 114% volatility, 0% expected dividend yield and risk-free interest rate of 4.77%.  The expected life was determined by reviewing historical option exercises and exercise restrictions for this level employee, in connection with the contractual term. During the nine months ended September 30, 2006, the Company recorded $402,656 in general and administrative expense related to these options.

In June 2005, the Company issued 25,000 warrants to a consultant. No compensation has been recorded as the fair value of the warrants was nominal, determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $.41, expected useful life of 1 year, .10% volatility, and a risk-free interest rate of 4%. The consultant is also entitled to receive up to 850,000 options and warrants upon entering into three specific contracts on behalf of the Company. As of December 31, 2005, the consultant was successful in entering into one contract on behalf of the Company and earned 100,000 of the available contingent options and warrants. The estimated fair value of these warrants of $51,947 was determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.90, expected lives of 1 year, 100% volatility, and a risk-free interest rate of 4.36%. In January 2006, the consultant was successful in entering into a contract on behalf of the Company and earn 250,000 of the contingent options. At December 31, 2005 the fair value of the options of $220,520 was determined utilizing the Black Scholes option pricing model with the following assumptions:  stock price $1.30, expected life of 1 year, 100% volatility, and a risk free interest rate of 4.38%. As the option was contingent upon certain performance occurring, at the point in time that management determines that the contingency is satisfied, the option is valued and accounted for under variable plan accounting. On the date that the contingency is probable the options value is measured and on the date the contingency is met, the fair value of the options will be revalued, with any adjustment being recorded as expense. At December 31, 2005, the company recorded $220,520 as a prepaid expense. The Company revalued these options in January 2006, when the contingency was met, utilizing the Black-Scholes option pricing model with the following assumptions:  stock price $1.22, expected life of 1 year, 100% volatility, and a risk free interest rate of 4.38%. The estimated fair value was determined to be $201,943, and was expensed during the nine months ended September 30, 2006, as general and administrative expense. As of September 30, 2006,  no further contracts have been completed and therefore 500,000 options and warrants remain contingent. In May 2006, the Company extended the expiration date of the 25,000 warrants previously granted to this consultant in 2005. The fair value of the extended warrants of $5,129 was determined utilizing the Black-Scholes option pricing model with the following assumptions:  stock price $0.75, expected life of 3 months, 138% volatility and a risk free interest rate of 4.84%.  In August, 2006, after the original options had expired, the Company extended the life of options related to the contracts.  The new fair value of the extended options of $217,263 is included in general and administrative expenses for the nine months ended September 30, 2006 and was determined utilizing the Black-Scholes option pricing model with the following assumptions:  stock price $0.97, expected life of 1 year, 122.68% volatility and a risk free interest rate of 4.84%.

In July 2005, the Company entered into a consulting agreement with a former director. The consulting agreement provides for the issuance of up to 800,000 options to purchase common stock at exercise prices ranging from $.70 to $2.50 per share. 100,000 of these options vested immediately. The Company has recorded general and administrative expense of $47,289 during 2005, which represented the fair value determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.70, expected life of 5 years, 82% volatility, and a risk-free interest rate of 4%. The issuance of the remaining options is contingent upon the consultant’s completion of various project milestones. In December 2005, the Company determined that it was probable that the consultant would complete certain project milestones and earn 120,000 of the available contingent options. The estimated fair value of these options of $117,177 was determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $1.30, expected life of 5 years, 85% volatility, and a risk-free interest rate of 4.35%. During 2005, $83,144 was recorded in general and administrative expense and a prepaid balance of $34,033 was recognized related to these options. As the option was contingent upon certain performance occurring, at the point in time that management determines that the contingency is satisfied, the option is valued and accounted for under variable plan accounting. On the date that the contingency is probable the options value is measured and on the date the contingency is met, the fair value of the options will be revalued, with any adjustment being recorded as expense. At September 30, 2006, the Company re-measured the options with the estimated fair value determined to be $64,422, utilizing the Black-Scholes option pricing model with the following assumptions: stock price $.78, expected life of 5 years, 97% volatility, and a risk free interest rate of 4.82%. During the nine months ended September 30, 2006, general and administrative expense was reduced by $31,150 resulting in a prepaid balance of $19,968 related to these options.  In September 2006, the Company determined an additional 10,000 contingent options were probable based on the completion of certain milestones.  The estimated fair value of these options at the measurement date was $5,293, as determined by the Black-Scholes option pricing model with the following assumptions: stock price $0.78, expected life of 5 years, 112.2% volatility, and a risk-free interest rate of 4.59%. The remaining issuances of options to this consultant are contingent upon the completion of various project milestones. (note 9)

Under a promotion agreement previously entered into July 2005 that provided for the issuance of 2,000,000 warrants to purchase common stock at exercise prices ranging from $.70 to $1.25, and recorded $401,955 in general and administrative expense during 2005 for 850,000 warrants that vested immediately, the Company granted an additional 200,000 warrants to purchase common stock at an exercise price of $0.70 per share in conjunction with reaching a project milestone as specified in the promotion agreement. The estimated fair value of these warrants on the measurement date of $129,672 was determined utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.87, expected life of 4 years, 96% volatility, and a risk-free interest rate of 4.85%. During the nine months ended September 30, 2006, the Company expensed $129,672 related to these options as general and administrative expense.  The remaining 950,000 warrants as per the promotion agreement are contingent upon the consultant’s completion of various project milestones.

In exchange for each product integration, the Company shall pay the promoter 5% of the total net sales of the products included in the specified product integration and any other products appearing or depicted in the program featuring the product integration within one year of the new product airing or within six months of the existing product airing. The Company may also be obligated to pay a license royalty of 2.5% of certain sales as indicated in the promotion agreement.  As of December 31, 2005, none of these events have occurred and management is unable to estimate when these events will occur, thus these warrants are not deemed to be issued and outstanding as of December 31, 2005 and September 30, 2006.

In November 2005, the Company entered into a marketing agreement with a consultant. On January 1, 2006, the consultant became a member of the Board of Directors. Under the terms of the agreement, the Company issued the consultant 600,000 options with an exercise price of $.70. The fair value was determined to be $401,572. Utilizing the Black-Scholes option pricing model with the following assumptions: stock price $.91, expected life of 5 years, 85% volatility, and a risk-free interest rate of 4.42%. During 2005, the Company recorded general and administrative expense of $401,572. The agreement also requires the Company to pay 9% of net sales to a specific retailer for a period of seven years. The Company may buy-out the agreement after 3 years at 3 times its annual revenue from the retailer in cash or stock.

During the nine months ended September 30, 2006, the Company issued 640,000 options to purchase common stock to consultants and recorded general and administrative expense of $358,576 and prepaid expense of $49,405 for awards valued at the estimated fair value of $407,981, utilizing the Black-Scholes option pricing model with the following assumptions: stock price ranging from $0.62 to $1.09, expected life of 1 to 5 years, volatility ranging from 85% to 112%, and a risk-free interest rate of 4.31% to 5.11%.

During the quarter ended September 30, 2006, the Company sold for cash an aggregate of $3.3 million of secured Convertible Promissory Notes in a private placement offering to third party accredited investors. The Subscribers have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of the Notes, together with interest and fees due thereon, into shares of the Company’s common stock until the August 21, 2008 maturity date of the Notes.  Subscribers were also granted one Class A and one Class B common stock purchase warrant for each two shares that are issuable upon conversion of the debentures. (note 6) The Notes are potentially convertible into an unlimited number of common shares, resulting in the Company no longer having the control to physically or net share settle existing non-employee options and warrants.  Thus under EITF 00-19, all non-employee options and warrants that are exercisable during the period that the Notes are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

A summary of the option and warrant activity is as follows:

	Warrants		Options
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding December 31, 2003	1,174,000	$0.86	—	$—
Exercised	(749,000)	(0.01)	—	—

Outstanding December 31, 2004	425,000	3.50	—	—
Granted	1,375,000	0.65	2,775,000.058
Expired	(350,000)	(3.61)	—	—

Outstanding December 31, 2005	1,450,000	0.78	2,775,000	0.58
Granted	5,497,331	1.10	2,020,000	0.44
Exercised	(25,000)	(0.70)	—	—
Expired	(25,000)	(0.70)	(400,000)	(0.53)
Outstanding September 30, 2006 (unaudited)	6,897,331	$1.03	4,395,000	$0.52

Exercisable December 31, 2005	1,450,000	$0.78	2,305,000	$0.56

Exercisable September 30, 2006 (unaudited)	6,897,331	$1.03	4,150,000	$0.50

Weighted average fair value of options and warrants granted September 30, 2006 (unaudited)		$0.78		$0.63

The following table summarizes information for options at September 30, 2006 (unaudited):

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10 - $0.40	2,000,000	2.9	$0.24	2,000,000	$0.24
$0.50 - $0.60	970,000	1.3	0.55	970,000	0.55
$0.70 - $1.10	1,245,000	3.9	0.75	1,020,000	0.75
$1.50	100,000	4.0	1.50	100,000	1.50
$2.00	50,000	0.3	2.00	50,000	2.00
$2.50	30,000	4.3	2.50	10,000	2.50
	4,395,000	2.8	$0.52	4,150,000	$0.50

The following table summarizes information for warrants outstanding and exercisable at September 30, 2006 (unaudited):

Range of Exercise Prices	Number Outstanding And Exercisable	Weighted Average Contractual Life	Weighted Average Exercise Price
$0.35 - $0.80	1,550,000	3.33	$0.66
$1.00	2,875,817	5.30	1.00
$1.25	2,396,514	5.30	1.25
$3.00	75,000	1.25	3.00
	6,897,331	4.82	$1.03

Employee Stock Option Plan

Effective July 1, 2006, the Company adopted a stock option plan, subject to stockholder approval, which the Company refers to as the Plan, and which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of the Company’s Board of Directors. Incentive stock options are issuable only to the Company’s eligible officers, directors and key employees. Non-statutory stock options are issuable only to the Company’s non-employee directors and consultants.

The Plan is administered by the Company’s full Board of Directors, inclusive of the Compensation Committee. Currently, the Company has 2,500,000 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of the Company’s stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding. Options issued under the plan vest ratably over a three year period.

In September 2006, the Company issued 100,000 options under the employee stock option plan.  These options are contingent upon certain performance milestones.  As of September 30, 2006, the issuance of these contingent options was not deemed probable and as such these options have not been accounted for in the Company’s financial statements.

Note 7 – Income Taxes

Based on the Company’s operating losses, no provision for income taxes have been provided for the nine months ended September 30, 2006 and 2005 or the years ended December 31, 2005 and 2004.  At September 30, 2006, the Company had a net operating loss carry forward of approximately $5.0 million. Utilization of the net operating loss, which expires at various times starting in 2015, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state tax laws. The Company has provided a full valuation allowance on the deferred tax asset, consisting of the net operating loss, because of uncertainty regarding its realization.

As a result of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, future utilization of any income tax benefit from pre-reorganization net operating losses are not credited to the income tax provision, but rather, reported as an addition to capital in excess of par value. The Company utilized no amounts of pre-reorganization net operating loss carryforwards in fiscal 2005 or 2004.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are approximately as follows:

	For the Nine Months Ended		For the Years Ended
	September 30, 2006	September 30, 2005	December 31, 2005	December 31, 2004
	(Unaudited)

Net operating loss for income tax purposes	$(1,704,000)	$(946,000)	$(1,039,000)	$(810,000)
Less valuation allowance	1,704,000	946,000	1,039,000	810,000

Net deferred tax asset	$—	$—	$—	$—

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting net loss compared to the income taxes in the statements of operations:

	For the Nine Months Ended		For the Years Ended
	September 30, 2006	September 30, 2005	December 31, 2005	December 31, 2004
	(Unaudited)

Federal tax benefit at statutory rates	$(2,155,000)	$(712,000)	$(1,310,000)	$(192,000)

Less non-cash compensation	701,000	576,000	1,081,000	159,000
Less derivative transactions	789,000	—	—	—
Less change in valuation allowance	665,000	136,000	229,000	33,000

Reported income tax benefit	$—	$—	$—	$—

Note 8 – Commitments and Contingencies

Operating Leases

The Company leases space on a month to month basis. Rent expense under the month to month lease totaled approximately $15,600 and $6,400 for the years ended December 31, 2005 and 2004, respectively. Rent expense totaled approximately $10,400 and $ 12,000 for the nine months ended September 30, 2006 and 2005, respectively.  (note 9)

Employment Contracts

In June 2005, the Company executed a five year employment contract with Mr. Gallagher providing for his employment as Chairman and Chief Executive Officer contingent upon obtaining $5,000,000 in funding, which was subsequently reduced to $3,000,000 and satisfied by the Company’s $3,300,000 private placement completed in August 2006.  Mr. Gallagher’s employment contract provides for an annual salary of $225,000, $280,000, $335,000 and $400,000 in years 2006 through 2009 respectively, annual bonuses to be determined by the Board of Directors, a $1,200 per month car allowance and participation in any other benefits that the Company may offer.  The employment contract contains non disclosure and non competition clauses.  The Company may terminate Mr. Gallagher’s employment during the term of his contract, with or without cause; however, termination without cause or for good reason, as defined in the agreement, other than disability or death, would result in a lump sum payment equal to his fixed salary for the remainder of the employment contract term.  If a change in control, as defined in the agreement, occurs then he will receive a lump sum payment equal to his fixed salary, including any unpaid fringe benefits and earned bonus, for the longer of (i) the remainder of the employment agreement term or (ii) a period of 18 months after such termination.

In June 2005, the Company executed a five year employment contract with Mr. Williamson providing for his employment as President, contingent upon obtaining $5,000,000 in funding, which was subsequently reduced to $3,000,000 and satisfied by the Company’s $3,300,000 private placement completed in August 2006.  Mr. Williamson’s employment contract provides for an annual salary of $200,000, $240,000, $260,000 and $320,000 in years 2006 through 2009 respectively, annual bonuses to be determined by the Board of Directors, 500,000 stock options with an exercise price of $.35 (see Note 6 Stockholder’s Equity), a $1,200 per month car allowance and participation in any fringe benefits that the Company may offer.  The employment contract contains non disclosure and non competition clauses. The Company may terminate Mr. Williamson’s employment during the term of his contact, with or without cause; however, termination without cause or for good reason as defined in the agreement, other than disability or death, would result in a lump sum payment equal to his fixed salary for the reminder of the employment contract term.  If a change in control, as defined in the agreement, occurs then he will receive a lump sum payment equal to his fixed salary including any unpaid fringe benefits and earned bonus, for the longer of (i) the remainder of the employment agreement term or (ii) a period of 18 months after such termination.

Finders Fees

The Company has committed to pay a finder’s fee of 10% of the proceeds of all PIPE warrants exercised. This fee will range from $0 - $540,000. As none of the PIPE warrants have been exercised, the Company has not recorded a liability for such fees.

Royalties

The Company has entered into agreements which may require the Company to pay royalties ranging from ..50% to 9% of net sales to certain customers. The royalty agreements expire through 2013. The Company entered into an agreement with a non-employee director under which he will receive a royalty equal to 1% of the net proceeds received by the Company from retailers and distributors of all new formulas developed by the non-employee director as they sell through 1 million cases cumulatively with a $1 million cap.  From inception through September 30, 2006, royalties accrued for under the terms of these agreements were nominal. (note 9)

Note 9 – Subsequent Events (Unaudited)

Registration Statement

The Company originally sought  to register, on behalf of the selling stockholders, 10,000,000 shares of its common stock underlying promissory notes and 5,272,331 shares underlying warrants, all of which were issuable to the Company’s selling stockholders in accordance with their private placement subscription agreements.  At the verbal request of certain of the Company’s selling stockholders, the Company is reducing the number of shares sought to be registered to 4,500,000 shares underlying the  promissory notes and have not sought to register any of the 5,272,331 shares underlying the warrants.  A number of the selling stockholders, however, have not agreed to allow the Company to register less than all of the shares required by the subscription agreements.  Accordingly, the Company may be deemed to be in breach of the subscription agreements as a result of registering, without all of the selling stockholders’ consent, less than the total number of shares required to be registered under the subscription agreements. The Company can also give no assurance that it will not in the future seek to register the remaining shares required to be registered under the subscription agreements, when and if this prospectus is declared effective by the Commission.

Agreement with Former Director

On December 15, 2006, the Company entered into an agreement with the former director discussed under royalties whereby it will pay $60,000 prior to March 31, 2007  in exchange for all rights to five product formulations and will have no future royalty or option obligations to him.  Thus, the options previously considered vested will not be available to him for exercise, no royalties will be paid to him and the Company will have all rights to its current product formulas.

Consulting Agreements

In October 2006, the Company entered into a one year renewal of an agreement with a consultant to provide assistance in oversight of product formulation and quality control services.  Under the terms of the agreement, the consultant will be issued 60,000 options with an exercise price of $1.30 and a five-year term.  The fair value was determined to be $33,964 utilizing the Black-Scholes option pricing model with the following assumptions:  $.75 stock price, expected life of 5 years, 112.2% volatility, and risk-free interest rate of 4.56%.  The value of these options will be expensed in the fourth quarter.

In December 2006, upon the expiration of a consulting agreement with a former employee and the completion of the specified performance criteria, the Company issued 25,000 options with an exercise price of $.90 and a five-year term.   The fair value was determined to be $15,580 utilizing the Black-Scholes option pricing model with the following assumptions:  $.78 stock price, expected life of 5 years, 112.2% volatility, and risk-free interest rate of 4.59%.  The value of these options will be expensed in the fourth quarter.

In December 2006, the Company entered into two one year consulting agreements for strategic partner introductions.  Under the terms of the agreements, the Company issued 1,000,000 cashless stock warrants with an exercise price of $1.30 and an thirty six month term.  These warrants are excercisable ninety days after the date of the agreement.  These warrants will be expensed over the term of the agreement as services are rendered.

Issuance of Employee Stock Options

Subsequent to September 30, 2006, 132,500 options were issued under the Employee Stock Option Plan.  The options will be accounted for using SFAS 123R in the fourth quarter.

Corporate Office Lease Agreement

Effective November 1, 2006, the Company contracted for expanded corporate office space under a 36 month lease for approximately $4,500 per month.

Renewal of Note Payable

In April 2006, the Company entered into an unsecured note agreement with a director, to fund operations, totaling $25,000. The note agreement bears interest at 8% per annum. Principal and interest were due November 30, 2006 (note5). The note was renewed under the same terms and is now due on March 31, 2007.

SWEET SUCCESS ENTERPRISES, INC.

Up to 4,500,000 SHARES OF COMMON STOCK

Until                    , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VII, Section 2, of our Articles of Incorporation, and Article VI of our Bylaws provide for indemnification of our officers, directors and controlling persons to the full extent provided by Nevada law.  Further, the Articles of Incorporation provide that no director or officer is personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty by such person as a director or officer.  Notwithstanding the foregoing sentence, a director or officer is liable to the extent provided by Nevada law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fees	$1,562
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$9,000
Legal Fees	$50,000
Accounting Fees	$28,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$44,438

Total	$140,000	(2)

(1)           All expenses, except the SEC registration fee, are estimated.

(2)           All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, we issued the following shares of our unregistered securities:

(i)            In July 2004, we sold 2,500,000 shares of our common stock to Kick a Rock Productions, Inc. for $.072 per share. Subsequently, we sold 312,500 shares to Kick a Rock for $.08 per share in March 2005.

(ii)           In September 2004, we issued 1,000,000 shares of our common stock to William Gallagher, our Chief Executive Officer, 150,000 shares to Graydon Webb, a director, and 50,000 shares to Joseph Fazzone for services rendered valued at $.12 per share. These services consisted of agreeing to join our Board in the case of Messrs. Gallagher, Webb and Fazzone.

(iii)          In February 2005, we issued 500,000 shares of our common stock to W. H. Benjamin Gallagher for acting as our Brand Manager, 300,000 shares to Micheraie Cruz Canales for providing administrative and investor relations services and 200,000 shares to Keith Darling for providing Web hosting and Web site development services, all valued at $.32 per share.

(iv)          In June 2005 we sold 1,000,000 shares of our common stock to Kick a Rock Productions, Inc. for $.265 per share.

(v)           Between June 2003 and August 2004, we issued the following shares upon exercise of warrants at $.01 per share:

Date	Name	Shares
6/03	Earnest Mathis, Jr.	186,000
7/03	Surfco	60,000
8/03	Surfco	20,000
4/04	CLX	372,000
5/04	Surfco	47,000
6/04	Surfco	120,000
8/04	Various	280,000

(vi)          In July 2005 we issued 100,000 shares of our preferred stock to William J. Gallagher, 30,000 shares to W. H. Benjamin Gallagher, William J. Gallagher’s son, for services as a Brand Manager and 10,000 shares to Micheraie Cruz Canales, an employee, for administrative and investor relations services, all valued at $3.20 per share. Each share of preferred stock is convertible into ten shares of common stock. The preferred stock does not carry a dividend and is non-voting.

(vii)         In July 2005 we issued 150,000 shares to Jon Barron, who was then one of our directors, for his assistance with the initial two formulas of Sweet Success Fuel For Health, which were valued at $.25 per share. Also, in July 2005 we issued options to purchase up to 400,000 shares of our common stock to Mr. Barron, exercisable at $.70 per share, of which 100,000 options vested immediately, and 40,000 shares at $2.50 per share in exchange for assisting us in developing each new product formulation, with a potential to receive options to purchase up to 400,000 shares. In December 2005, we determined that the achievement of milestones related to 120,000 of these options was probable and no longer considered contingent. Mr. Barron was also to receive a 1% royalty on the net sales proceeds on the first one million cases of any new products formulated by him, not including Bavarian Chocolate and Creamy Vanilla (recently enhanced and relabeled as Vita-Tein products), not to exceed $1,000,000 in total for all formulated products.  As of September 30, 2006, we have shipped approximately 668 cases of Power Blend for which we have received proceeds and thus owed a nominal royalty.  On December 15, 2006, we entered into an agreement with Mr. Barron whereby we will pay $60,000 prior to March 31, 2007 in exchange for all rights to five product formulations and will have no future royalty or option obligations to him.  Thus, the options previously considered vested will not be available to Mr. Barron for exercise, no royalties will be paid to him and we will have all rights to our current product formulas.

(viii)        Between January 2005 and December 2006, we issued stock options and warrants to purchase up to an aggregate of 6,955,000 shares of our common stock to the following group of consultants at exercise prices set forth below, and for services described and valued below:

Name of Consultant	Number of Stock Options and Warrants Issued	(1) Contingent Stock Options and Warrants	Exercise Price	(2) Value of Consideration	Type of Consideration
Mark Burnett Productions	1,250,000	200,000	$0.70	$531,627	Television Promotion
Mark Burnett Productions	750,000	750,000	$1.25	—	Television Promotion
Sam Freeman	650,000	300,000	$0.50	471,129	Introduction to key account relationships
Sam Freeman	200,000	200,000	$1.07	—	Introduction to key account relationships
Jennifer Horsfall	600,000	—	$0.17	328,677	Assistance with Public Relations
Alicia Smith Kriese	80,000	—	$1.50	49,711	Acting Marketing Director
Alicia Smith Kriese	100,000	—	$0.84	64,367	Acting Marketing Director
John Milgrim	100,000	—	$0.22	952	Company and public communications
John Milgrim	100,000	—	$0.50	—	Company and public communications
John Milgrim	100,000	—	$0.80	—	Company and public communications
Jeff Morehouse	100,000	—	$0.80	—	Introduction to key relationships
Nest Ventures LLC	250,000	—	$0.35	15,720	Development of corporate policies
James Stock	50,000	—	$1.00	—	Investor and Public Relations
James Stock	50,000	—	$2.00	—	Investor and Public Relations
James Haworth	600,000	—	$0.70	401,572	Product marketing
W. Curtis Hargis	25,000	—	$0.70	34,188	Strategic Partner Introductions
W. Curtis Hargis	400,000		$0.50	275,234	Strategic Partner Introductions
Chandrasekhar Mallangi	20,000	—	$1.10	15,028	Research and development
Chandrasekhar Mallangi	60,000	—	$1.30	33,964	Research and development
Chandrasekhar Mallangi	20,000	—	$1.50	13,876	Research and development
KBK Ventures	250,000	—	$0.80	110,939	Investor and Public Relations
Michael Goldberg	150,000	—	$0.40	75,080	Financial services
Thomas Colbourn	50,000	—	$0.90	30,106	Consulting services
Gstore Marketing, LLC	500,000	—	$1.30	125,687	Strategic Partner Introductions
3-CD Consulting	500,000	—	$1.30	125,687	Strategic Partner Introductions
Total Outstanding Stock Options and Warrants	6,955,000	1,450,000

(1)           Represents stock options and warrants which are contingent upon the completion of certain performance milestones.  Performance milestones not completed by the date of this filing have been included as contingent stock options and warrants.

(2)           Represents the fair value as calculated using the Black-Scholes model in accordance with EITF 96-18.  In accordance with EITF 96-18, no value has been assigned to stock options and warrants issued in which the performance milestone has not yet been reached.  All contingent stock options and warrants have been included in the above table with a value of $0 unless management has been able to estimate when the contingent event will occur.

(ix)           The following business consultants were issued shares of our common stock on the dates indicated and for the consideration stated below:

Date	Name	Shares	Value Per Share	Type of Consulting Services
05/03/05	3-CD Consulting	500,000	$.17	Introductions to public relations firms, investment relations firms and brokers
05/12/05	Gordon Hill	15,000	$.49	Business development
05/12/05	John Blackington	15,000	$.49	Business development
05/12/05	Stern Consulting	150,000	$.21	Assistance with public relations
05/26/05	Elizabeth Bessary White	137,500	$.25	Marketing public relations agent
05/26/05	Ann Quinten White	112,500	$.25	Marketing public relations agent
06/09/05	Jeffrey Pittsburg	120,000	$.30	Arrange meetings between Company and certain nutritional beverage companies
06/16/05	CEO Cast	300,000	$.37	Investor relations and public relations
06/27/05	Thomas Puccio	400,000	$.35	Develop product awareness in Miami Beach area, including launch parties and events
06/27/05	Frederick Nader	50,000	$.70	Introductions to vendors and investors
07/21/05	Jeremy Shockey	500,000	$.59	Celebrity spokesperson
08/08/05	Stock Enterprises	150,000	$.39	Investor relations and public relations
08/16/05	Coastal Resource Mgt.	50,000	$.56	Available to staff, management executives and directors regarding Company policies, concerns and problems
09/16/05	Richard Monsour	20,000	$.37	Arrange meetings with Company and certain grocery chains
09/27/05	Michael Goldberg	250,000	$.59	Review, analyze and update Company’s formal and informal business and financial plans
5/3/06	CEO Cast	125,000	$.90	Investor relations and public relations
6/2/06	Alicia Smith Kriese	25,000	$.85	Marketing and advertising agent
6/7/06	Alicia Smith Kriese	35,000	$.80	Marketing and advertising agent
6/12/06	Brian Flach	50,000	$.77	Introductions to vendors and investors
7/14/06	Michael Goldberg	100,000	$.86	Review, analyze and update Company’s formal and informal business and financial plans
12/5/06	Toby Management	12,500	$.60	Convertible debt derivative accounting
12/5/06	Arthur De Joya	12,500	$.60	Convertible debt derivative accounting

(x)            In November 2005, we entered into an employment agreement with Tom Colbourn, which included the issuance of stock options to purchase 50,000 shares of common stock at an exercise price of $.90.  Effective with Tom Colbourn’s resignation from us on September 15, 2006, no options were earned under this employment agreement.

(xi)           In June 2005, we issued 250,000 stock options, for director services to Glenn Williamson, to purchase common stock at an exercise price of $.35. These options were valued at $410,000.

(xii)          During June 2006, we agreed to issue 150,000 shares of common stock to CEOcast Inc., in exchange for investor and public relations services to be rendered. The fair value of the shares was determined to be $133,500 with $44,500 recorded as prepaid expenses for services to be performed in subsequent periods and the remaining $89,000 is included in general and administrative expenses for the nine months ended September 30, 2006.  These shares were issued in November 2006.

(xiii)         During June 2006, we agreed to issue 100,000 shares of common stock to Cape MacKinnon in exchange for consulting services to be rendered. The fair value of the shares was determined to be $78,000 and included in general and administrative expenses for the nine months ended September 30, 2006. As of the date of this filing, the shares have yet to be issued.

(xiv)        In June 2006, we completed a private placement offering with an investor, Robert Straus, for the sale of 200,000 shares of common stock for a total of $100,000.

(xv)         In June 2006, third party note holders assigned and transferred all outstanding note agreements totaling $520,000 of principal indebtedness to an escrow agent, Jeff Morehouse, who subsequently extinguished said notes for 1,040,000 shares of the Company’s common stock and 520,000 options to purchase common stock of the Company.

(xvi)        In August 2006, Mr. Williamson’s employment contract became effective.  The contract provides for 500,000 stock options with an exercise price of $.35.

(xvii)       In August, 2006, we issued 25,000 shares of common stock to Sam Freeman in exchange of an equal number of stock purchase warrants at the exercise price of $.70 per share.

(xviii)      In August 2006 we issued $3,300,000 face amount of convertible promissory notes and 5,272,331 warrants to a group of accredited investors whose names appear under “Selling Stockholders” above, pursuant to Regulation D, Rule 506, under the Act.  A portion of the securities underlying the notes are being registered by this prospectus.

All of the securities set forth above, except as otherwise indicated below, were issued by us pursuant to Section 4(2) of the Securities Act of 1933 as amended. All such shares issued contained a restrictive legend and the holders confirmed that they were acquiring the shares for investment and without intent to distribute the shares. All of the purchasers were friends or business associates of our management, had access to all information related to us, and all were experienced in making speculative investments, understood the risks associated with investments, and could afford a loss of the entire investment.

The shares set forth in sections (iv) and (v) above were issued pursuant to the provisions of Rule 504 of Regulation D promulgated under the Securities Act.

ITEM 27. EXHIBIT INDEX.

Exhibit No.	Description

3.1	Articles of Incorporation, as amended, of the Registrant (1)

3.2	Bylaws of the Registrant (1)

4.1	Specimen Stock Certificate of the Registrant (1)

5.01	Opinion of Gary A. Agron

10.1	Share Exchange Agreement between Beverage Acquisition Corporation and the Registrant (1)

10.2	Purchase Agreement with Nutri/System, Inc. (1)

10.3	Production Agreement with Kiko Foods, Inc. (1)

10.4	Promotion Agreement (Burnett) (1)

10.5	Shockey Agreement (1)

10.6	Puccio Agreement (1)

10.7	Milgrim Agreement (1)

10.8	Horsfall Agreement (1)

10.9	Goldberg Agreement (1)

10.10	Freeman Agreement (1)

10.11	Barron Agreement (1)

10.12	3-CD Agreement (1)

10.13	Coastal Resource Management Agreement (1)

10.14	Kriese Agreement (1)

10.15	Horsfall Agreement (1)

10.16	Employment Agreement (Williamson) (1)

10.17	CEO Cast Agreement (1)

10.18	Nest Ventures Agreement (1)

10.19	Think Equity Agreement (1)

10.20	Employment Agreement (William Gallagher) (1)

10.21	Employment Agreement (W. H. Benjamin Gallagher) (1)

10.22	Monsour Agreement (1)

10.23	Morehouse Agreement (1)

10.24	California Natural Products Purchase Order (1)

10.25	Consulting Agreement with James Haworth (1)

10.26	Consulting Agreement with W. Curtis Hargis (1)

10.27	Consulting Agreement with KBK Ventures (1)

10.28	CEO Cast Agreement (1)

10.29	Sam Freeman Agreement (1)

10.30	Consulting Agreement with Stern Consulting, LLC (1)

10.31	Consulting Agreement with Stock Enterprises, Inc. (1)

10.32	Chandrasekhar Mallangi Agreement (1)

10.33	Private Placement Subscription Agreement (2)

10.34	Private Placement Security Agreement (2)

10.35	Private Placement Secured Convertible Note (2)

10.36	Private Placement Warrant Agreement (2)

10.37	Consulting Agreement with Gstore Marketing, LLC

10.38	Consulting Agreement with 3-CD Consulting, LLC

23.1	Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.2	Consent of Gary A. Agron, incorporated in 5.01, above

(1)  Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB declared effective by the Commission on November 28, 2005 as being 60 days from the original filing date of September 27, 2005.

(2)  Incorporated by reference to the Registrant’s Current Report on Form 10-QSB filed August 22, 2006.

ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes:

(a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c)  That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(e)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Antonio, Texas on December 29, 2006.

SWEET SUCCESS ENTERPRISES, INC.

By:	/s/ William J. Gallagher
William J. Gallagher
Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on December 29, 2006.

Signature	Title

/s/ William J. Gallagher	Chief Executive Officer, Chief Financial
William J. Gallagher	Officer (Principal Accounting Officer) and Director

/s/ Graydon Webb	Director
Graydon Webb

/s/ Glenn Williamson	Director
Glenn Williamson

/s/ Robert Lippincott	Director
Robert Lippincott

/s/ Theodore M. Heesch	Director
Theodore M. Heesch

Director
James Haworth

Director
Alicia Smith Kriese

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, as amended, of the Registrant (1)

3.2	Bylaws of the Registrant (1)

4.1	Specimen Stock Certificate of the Registrant (1)

5.01	Opinion of Gary A. Agron

10.1	Share Exchange Agreement between Beverage Acquisition Corporation and the Registrant (1)

10.2	Purchase Agreement with Nutri/System, Inc. (1)

10.3	Production Agreement with Kiko Foods, Inc. (1)

10.4	Promotion Agreement (Burnett) (1)

10.5	Shockey Agreement (1)

10.6	Puccio Agreement (1)

10.7	Milgrim Agreement (1)

10.8	Horsfall Agreement (1)

10.9	Goldberg Agreement (1)

10.10	Freeman Agreement (1)

10.11	Barron Agreement (1)

10.12	3-CD Agreement (1)

10.13	Coastal Resource Management Agreement (1)

10.14	Kriese Agreement (1)

10.15	Horsfall Agreement (1)

10.16	Employment Agreement (Williamson) (1)

10.17	CEO Cast Agreement (1)

10.18	Nest Ventures Agreement (1)

10.19	Think Equity Agreement (1)

10.20	Employment Agreement (William Gallagher) (1)

10.21	Employment Agreement (W. H. Benjamin Gallagher) (1)

10.22	Monsour Agreement (1)

10.23	Morehouse Agreement (1)

10.24	California Natural Products Purchase Order (1)

10.25	Consulting Agreement with James Haworth (1)

10.26	Consulting Agreement with W. Curtis Hargis (1)

10.27	Consulting Agreement with KBK Ventures (1)

10.28	CEO Cast Agreement (1)

10.29	Sam Freeman Agreement (1)

10.30	Consulting Agreement with Stern Consulting, LLC (1)

10.31	Consulting Agreement with Stock Enterprises, Inc. (1)

10.32	Chandrasekhar Mallangi Agreement (1)

10.33	Private Placement Subscription Agreement (2)

10.34	Private Placement Security Agreement (2)

10.35	Private Placement Secured Convertible Note (2)

10.36	Private Placement Warrant Agreement (2)

10.37	Consulting Agreement with Gstore Marketing, LLC

10.38	Consulting Agreement with 3-CD Consulting, LLC

23.1	Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.2	Consent of Gary A. Agron, incorporated in 5.01, above

(1)   Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB declared effective by the Commission on November 28, 2005 as being 60 days from the original filing date of September 27, 2005.

(2)   Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB filed August 22, 2006.